                                                                   EXHIBIT 10.34

                               FARMOUT AGREEMENT
                                 By and Between
                              CHEVRON U.S.A. INC.
                                  (Farmoutor)

                                      AND

                           ENERGY PARTNERS, LTD. and
                            WHELESS ANDERSON L.L.C.
                                  (Farmoutee)

                                    Covering
                            NORTH FLANK BAY MARCHAND
                               OFFSHORE LOUISIANA

                                FARMOUT AGREEMENT

                                TABLE OF CONTENTS

        SECTION                                                                                PAGE
        -------                                                                                ----
        1.        FARMOUT LEASE & FARMOUT PREMISES; FARMOUT WELLS                                1
        2.        PHASE I                                                                        1
        3.        PHASE II                                                                       1
        4.        TRANSFER OF WELL RIGHTS                                                        2
        5.        OBLIGATION WELLS                                                               2
        6.        AFE PROPOSALS BY FARMOUTEE                                                     3
                  AFE PROPOSALS BY FARMOUTOR                                                     3
        7.        ELECTIONS AND OWNERSHIP                                                        3
        8.        SUBSTITUTE WELLS                                                               4
        9.        FARMOUTOR'S TAKEOVER RIGHTS                                                    5
       10.        PROSPECT EVALUATION                                                            6
       11.        CHEVRON RESERVE AREAS                                                          6
       12.        PHASE I-- PHASE II TIME PERIODS                                                7
       13.        ADDITIONAL OPPORTUNITIES                                                       8
       14.        EXTENSION                                                                      9
       15.        TRANSFER OF INTEREST                                                           9
       16.        PAYOUT                                                                        10
       17.        TRANSFER OF OPERATORSHIP                                                      11
       18.        JOINT OPERATING AGREEMENT                                                     11
       19.        STATE DEMANDS                                                                 12
       20.        CONFIDENTIALITY OBLIGATION                                                    12
       21.        GEOLOGICAL AND INFORMATION REQUIREMENTS                                       12
       22.        REPORTS AND STATEMENTS                                                        12
       23.        CESSATION OF PRODUCTION                                                       14


       24.        CONTRACT OPERATING AND PROCESSING FEES                                        14
       25.        OTHER AGREEMENTS                                                              21
       26.        RENTALS, MINIMUM ROYALTIES                                                    21
       27.        PARTNERSHIP OR JOINT VENTURE                                                  21
       28.        TAX MATTERS                                                                   21
       29.        INDEMNIFICATION                                                               21
       30.        COMPLIANCE                                                                    21
       31.        INSURANCE                                                                     22
       32.        OIL POLLUTION ACT OF 1990                                                     22
       33.        PRIOR OBLIGATIONS MAINTAINED                                                  22
       34.        NO LIENS OR ENCUMBRANCES                                                      22
       35.        PAYMENT OF DEBTS, CHARGES                                                     22
       36.        BREACH                                                                        22
       37.        RIGHTS AND REMEDIES                                                           22
       38.        NO WAIVER                                                                     23
       39         AUDIT RIGHTS                                                                  23
       40.        FURTHER ASSIGNMENTS                                                           23
       41.        NOTICES                                                                       23
       42.        NO PLEDGES                                                                    23
       43.        AMENDMENTS                                                                    24
       44.        CALL ON PRODUCTION                                                            24
       45.        GAS PLANT PROCESSING                                                          27
       46.        PLURALS AND HEADINGS                                                          27
       47.        TERM                                                                          27


        Exhibit "A" -          Farmout Lease Plat and Lease Schedule
        Exhibit "A-I", "A-II"  Farmout Premises
        Exhibit "B" -          Model Form Joint Operating Agreement and Accounting Procedures
        Exhibit "C" -          Geological and Information Requirements
        Exhibit "D" -          Compliance Provisions
        Exhibit "E" -          Tax Partnership Provisions
        Exhibit "2" -          Exploration Agreement
        Exhibit "3" -          Letter of Intent

                                FARMOUT AGREEMENT

                 THIS AGREEMENT, made and entered into AUGUST 21, 2000, BUT EFFECTIVE MAY 3, 2000 (the "Effective Date") by and between CHEVRON U.S.A. INC., ("CUSA") a Pennsylvania corporation, hereinafter sometimes referred to as "Farmoutor", or "Chevron", and ENERGY PARTNERS, LTD. ("EPL") and WHELESS ANDERSON L.L.C., (W-A), hereinafter sometimes referred to jointly as "Farmoutee":

                                   WITNESSETH:

For and in consideration of the mutual advantages and benefits accruing to the parties hereto, the sufficiency Of which is hereby acknowledged, the parties hereto agree that this document (the "Agreement") shall constitute the agreement between Farmoutor and Farmoutee concerning the drilling of the well(s) hereinafter described on the "Farmout Leases" and within the "Farmout Premises" hereinafter identified.

1.                FARMOUT LEASES and FARMOUT PREMISES

Farmoutor owns leasehold rights and interests in the North Flank of Bay Marchand Block 2 Field, Onshore and Offshore Louisiana, under certain oil and gas leases. The leases, which cover and affect portions of said Block, shall hereinafter be referred to as the "Farmout Leases", and that portion of the Farmout Leases covered by the provisions of this Agreement shall hereinafter be referred to as the "Farmout Premises". The Farmout Leases are more fully described and identified in Exhibit "A" plat and schedule, which is attached hereto and made a part hereof for all purposes. Exhibit A-I describes and represents the area and boundaries of the Farmout Premises attributable to the Phase I period. The boundaries of the Farmout Premises attributable to the Phase II period will be an area, which will be defined by Farmoutee as required in Article 12.d. below, represented by and described in a map which will be attached as Exhibit A-II. In any conflict between this Agreement and any of its exhibits, this Agreement shall prevail.

                 FARMOUT WELLS

"Farmout Wells", for purposes herein, are defined as those well operations conducted within the Farmout Premises which are proposed and approved under the terms of this Agreement and drilled by either the Farmoutee or Farmoutor, including Phase I obligation wells, Phase II obligation wells, Chevron Reserve Area wells (when proposed by Farmoutor for participation by Farmoutee and under which EPL or W-A bears a share of the costs and risks for that well or wells) or any other wells made expressly subject to the terms and conditions of this Agreement. The aerial limit associated with or attributable to any Farmout Well shall be a forty (40) acre square centered on that well, unless other wise provided for herein or mutually agreed. Well operations proposed by Farmoutee will exclude cased-hole or through tubing plug back operations (including electric line work, snubbing, well stimulation, coiled tubing, slick line) or any operations proposed for development of proven reserves, reserved solely for Chevron, unless such operations are otherwise mutually agreed upon.

2.                PHASE I

Phase I is defined as the period beginning simultaneously with the effective date of the Letter of Intent entered into between the Parties which is dated May 3, 2000 ("LOI"), as amended, and ends September 5, 2000. The LOI is attached hereto and made a part of this Agreement as Exhibit 3. During the Phase I period, Farmoutee shall begin prospect generation efforts within the Farmout Premises. Also during the Phase I period, Farmoutee assumes the obligation to commence drilling operations for two (2) wells, as more fully specified in
Article 5 below.

3.                PHASE II

EPL and W-A independently and separately have the option to either (i) withdraw from and relinquish all rights to the Agreement, or (ii) if Farmoutee is in compliance with the obligations and requirements and has met all of the other conditions of the Agreement, advance and proceed independently or jointly into Phase II of the Agreement, by formal notice to Farmoutor by September 15, 2000. While EPL and W-A hold independent election rights until September 15, 2000, should either party elect not to proceed to Phase II, the consenting party shall assume the Farmoutee position in this Agreement and proceed to Phase II, and the party electing not to proceed does, by such election, assign and deliver all rights it held in this Agreement and the LOI prior to such election to the consenting party, less any rights previously earned. However, should EPL elect to not proceed to Phase II and W-A proceed independently, the W-A working interest right to participate and bear costs and the distinct right to own in production shall be maintained at the interests set forth in that certain Exploration Agreement and Assignment of Interest by and between the Farmoutees dated June 9, 2000, but effective May 3, 2000, which W-A represents is an undivided 20.0% of 8/8 of Farmoutee's rights and interest to participate in and bear cost for Farmout Well operations, and Farmoutor shall assume the role of operator for the conduct of all operations hereunder, notwithstanding any other provisions herein. In the event of any conflict between this Agreement and that certain Exploration Agreement and Assignment of Interest by and between the Farmoutees dated June 9, 2000, but effective May 3, 2000, this Agreement shall prevail. Exploration Agreement is attached hereto and made a part of this Agreement as Exhibit 2.

Subject to the other provisions of this Agreement, should both EPL and W-A independently elect to proceed to Phase II, each party hereto, including Farmoutor where it participates in and bears well costs, as between themselves, is bound to and liable for its proportionate share of the well costs under this Agreement based on each party's interest, elections and obligations provided by the terms and provisions of this Agreement. The parties acknowledge that this well cost bearing limitation does not bear upon the solidary obligations for liquidated damages under Article 12 (h) or of indemnity under Article 29.

The parties mutually agree that the period of time, which shall commence at end of Phase I and terminate no later than August 15, 2001 for the continuation of the prospect generation/identification effort and prospect-deliverable process, as specified in Articles 10 and 12, with the Farmoutee's timely election to advance to Phase II, is identified herein as Phase II. During the Phase II period, Farmoutee is obligated to commence drilling operations for six (6) wells, as more fully specified in Articles 7 and 12 below.

4.                TRANSFER OF WELL RIGHTS

During any time EPL is acting as operator of a Farmout Well and is engaged in the drilling, completion or connecting of any well under the terms of this Agreement, EPL and W-A shall own, and Farmoutor hereby transfers to EPL and W-A, the farmout working interest portion of all of Farmoutor's right, title, and interest in and to the operating rights and/or working interest in such well and its appurtenances, if any, and such forty (40) acre square surrounding such well and EPL, for operating purposes, shall have exclusive charge, control, and supervision of such well. If Farmoutee does not earn an interest in any well drilled or in the operating rights in the Farmout Premises associated with that Farmout Well(s) pursuant hereto, this Agreement will terminate as to each forty
(40) acre square surrounding such Farmout Well to all depths drilled, when no substitute well is timely commenced, without further notice or demand from Farmoutor, and Farmoutor will own (and EPL and W-A will and do hereby retransfer to Farmoutor) all right, title and interest in and to the operating rights and/or working interest in the well(s) and appurtenances, if any, and such forty
(40) acre square surrounding such well, which were transferred by Farmoutor to EPL and W-A, pursuant to this Article 4.

5.                OBLIGATION WELLS

                  5.1         PHASE I COMMENCEMENT

                  Pursuant to the LOI, Farmoutee obtained Chevron's approval to commence and drilled the first two (2) identified farmout obligation wells: (i) SL 1365 No. CX68 well; or (ii) SL 1365 No. CX55 well ("Phase I Obligation Well(s)"). EPL was designated as Operator, made, at its cost, all regulatory filings to become Operator and did, at the costs and risks recited in Article 5.2, drill or cause the Phase I Obligation Well(s) to be drilled, and completed for production to the "CX" Platform. Each Phase I Obligation Well was drilled, located on a legal location, acceptable to Farmoutor, within the boundaries of SL 1365, Bay Marchand Block 1, Offshore Louisiana, with the target objective penetrating (I) the 7600' K sand; and (II) the 7600' V Sands, respectively, and completed in the target sands for each well. The SL 1365 No. CX68 well was completed for production on June 17, 2000 and the SL 1365 No. CX55 well was completed for production on July 8, 2000. Farmoutee shall be entitled to an assignment of the Earned Area, as defined hereinafter, for each such well upon the connection of such well for production to the "CX" platform and shall, at such time, redesignate Chevron as well operator at the cost of Farmoutee.

                 5.2          COSTS AND RISKS

                 Except as may otherwise herein be provided or agreed, the drilling of the Phase I and Phase II obligation wells and all other wells drilled hereunder, their plugging and abandonment, if a dry hole, or the completion and equipping for production, if a producer, and the cleaning and restoration of each well site (including the removal of any structures constructed or used by Farmoutee for drilling or operations hereunder), shall be performed at Farmoutee's sole cost, risk, and expense. The parties acknowledge that the costs of drilling, completing and connecting each of the two Phase 1 farmout obligation wells were or are to be shared as Chevron 40%, EPL 40% and W-A 20% and that the ownership in production, from first production and the bearing of operating costs and risks thereafter, is and shall be, until any escalation of the Chevron interest after Payout, Chevron 49%, EPL 34% and W-A 17%.

                 5.3          PHASE I REQUIREMENTS MET

The two Phase I Obligation Wells have been drilled and completed as commercially productive wells and upon connection for production, will have satisfied the two-well drilling obligation requirement of Phase I of this Agreement and the LOI, entitling Farmoutee to an assignment in conformity with the terms of the LOI and this Agreement.

                 5.4          PHASE II COMMENCEMENT

Upon acceptance of this Agreement, Farmoutee agrees, in order to satisfy the drilling obligation requirements of the Phase II period of the farmout agreement, to propose and commence good faith and prudent operations for a minimum of six (6) wells: (a) the first three (3) Phase II farmout obligation wells will be proposed to Chevron for approval by November 15, 2000 on prospects identified in the evaluation process and be spudded by the well operator, during and within the first six (6) months of Phase 11 but no later than March 18, 2001 and (b) propose, drill and complete the last three (3) Phase II farmout obligation wells before the end of the Phase II period on prospects identified in the evaluation process. The last three (3) Phase II farmout obligation wells will be proposed and planned under a thirty (30) day continuous drilling program That is, the fourth sequential well shall be commenced promptly within thirty
(30) days following the completion of the operations of the third sequential Phase II farmout obligation well and each Phase II obligation well commenced thereafter shall be commenced within thirty (30) days of the last drilling or abandonment operations for the preceding well. The thirty day continuous drilling obligation shall not extend the obligation for the completion of drilling operations on the last three (3) Phase II farmout obligation wells before the end of the Phase II period on prospects identified in the evaluation process. Failure to timely commence any of the final three Phase II obligation well shall terminate this Agreement as to any and all unearned rights. During Phase I or Phase II, Farmoutee will not be limited to, and may propose, any number of additional wells beyond the required number of obligation wells but any Farmout Well shall always be subject to the express consent and approval of Chevron of the well plan and the Chevron right of election to participate. The parties agree that the Phase II wells are an independent obligation to the Phase I wells.

6.                AFE PROPOSALS BY EPL

At least twenty (20) days prior to the commencement of any operation proposed by EPL, EPL will present to Farmoutor, for its approval of the well plan, a well proposal, including well cost estimate in the form of an AFE and well procedures to cover the drilling, completion, equipping, and hook-up for each operation. No operation shall commence until the well plan is approved by Farmoutor, regardless of the Farmoutor election rights under Article 7. Each party in receipt of the well proposal from EPL shall have twenty (20) days (or 48 hours if a drilling rig is on location accumulating standby charges) after AFE receipt (or until commencement of well operations) to provide EPL with written election with respect to each such AFE. W-A shall hold the right to make a well proposal through EPL but EPL shall prepare and distribute the well plan and AFE.

                  AFE PROPOSALS BY FARMOUTOR

At least twenty (20) days prior to the commencement of any operation proposed by Farmoutor, FARMOUTOR will present to Farmoutee, a well proposal, including well cost estimate in the form of an AFE and well procedures to cover the drilling, completion, equipping and hook-up for any of the Phase I, Phase II Wells or other wells proposed by Farmoutor in the Farmout Premises or the Chevron Reserve Area (where Farmoutor may at its discretion offer Farmoutee a participation election). Each party in receipt of the well proposal from Farmoutor shall have twenty (20) days for any wells proposed within the Farmout Premises, or ten (10) days for any Farmout Wells proposed within the Chevron Reserve Areas (or 48 hours if a drilling rig is on location accumulating standby charges) after AFE receipt (or until commencement of well operations) to provide Farmoutor with written election with respect to each such AFE. Farmoutor does not hold the right to formally propose Phase I or Phase II obligation wells but shall hold the right to make formal well proposals under Article 12(f). W-A shall hold the right to make a well proposal through Farmoutor but Farmoutor shall prepare and distribute the well plan and AFE.

7.                ELECTIONS AND OWNERSHIP

a. Upon receipt by Farmoutor from Farmoutee or issuance by EPL of any well cost estimate as an AFE, Farmoutor shall hold a right for ten (10) days to make an election to participate in any of the Farmout Well at a participation or investment rate of either 0%, 25.0% or 40.0% working interest. Should Farmoutor elect a 0%, Farmoutor shall not bear any drilling, completion, connection or equipping costs or risks but shall hold a 15% working interest (as a carried interest of 15% of 100%) ir. production and the Earned Area from first production. If the investment election by Farmoutor is 25.0%, Farmoutor shall pay and bear 25% of 100% of the costs and risks of such operation, however Farmoutor's ownership interest in the production from any such well(s) and the

Earned Area, including the 15% carried interest, from first production until Payout as defined below, is equivalent to a 36.25% combined working interest. (That is 25% of 100% plus a carried interest of 15% of Farmoutee's 75% share of the costs and risks of such operation.) If the investment election by Farmoutor is 40.0%, Farmoutor shall pay and bear 40% of 100% of the costs and risks of such operation, however Farmoutor's ownership interest in the production from any such well(s) and the Earned Area, including the 15% carried interest, from first production until Payout as defined below, is equivalent to a 49% combined working interest. (That is 40% of 100%, plus a carried interest of 15% of Farmoutee's 60% share of the costs and risks of such operation.) The interest of Farmoutor as to each Earned Area is subject to escalation at Payout. For interests after Payout, see Article 16 hereof. The parties agree that Farmoutor elected to and did participate in the costs and risks of drilling, completing and connecting the two Phase I farmout obligation wells under a 40% working interest in the SL 1365 No. CX68 well and a 40% working interest in the SL 1365 No. CX55 well, rendering to Farmoutor a 49% working interest from and after first production in each such well, the Earned Area and the production therefrom.

b. The 15% carried interest shall bear only upon the operations conducted through the drilling, completion, equipping and hook-up for production of any earning well and thereafter Farmoutor shall bear its costs and risks in accord with its working interest in the Earned Area. That is, Farmoutee shall bear all cost and expense, attributable to its cost bearing working interest, through and to first production.

c. Any election by either EPL or W-A, where both have elected to proceed to Phase II, to not participate in any Phase II obligation well proposals made by either EPL or W-A shall exclude the non-participating party from and releases all rights in or to such well, its productive acreage and any production therefrom. Subject to the Chevron Reserve Areas rights, an election by Farmoutor to not participate in an obligation well proposal shall NOT exclude such well or any acreage capable of being earned from this Agreement but shall limit Farmoutor to its 15% carried working interest rights, as to the Earned Area and production therefrom.

d. An election by Farmoutor to participate in a well shall override the cost and risk bearing provisions of Article 5.2 hereof under which Farmoutee bears all costs and risks of drilling, completing and connecting, if a commercial producer or plugging and abandonment, if a dry hole, and Farmoutor shall, to the extent of its election to participate in and bear costs, be responsible for and bear its proportionate share of all costs and expenses associated with the drilling, completing, connecting and operating of any such well, as well as the plugging and abandonment, if a dry hole, or the completion and equipping for production, if a producer, and the cleaning and restoration of each well site (including the removal of any structures constructed or used for drilling or operations hereunder. Such election to participate in cost and risk bearing by Farmoutor reduces the working interest available to Farmoutee for earning but the 15% carried interest and payout escalation remain in place as otherwise provided in the terms of this Agreement.

e. Elections for any subsequent operations, meaning those commenced after drilling, completion for production and hook-up for production, in any Earned Area, regardless of whether proposed before or after Payout, as defined hereafter, in any Farmout Well in or to its Earned Area shall be made pursuant to the Operating Agreement provided for under Article 18, under the working interest ownership in that Earned Area at the time the operation is proposed, without any carry by Farmoutee for the benefit of Farmoutor but subject to any appropriate penalty provision for a nonconsent.

8.                SUBSTITUTE WELL(S)

                  8.1               COMMENCEMENT

                  a. If a Farmout Well fails to reach the Stratigraphic Objective and a substitute well is not proposed, approved and commenced within sixty (60) days of last operations, that well shall count toward the Phase II well obligations, if drilled diligently and in good faith to reach Stratigraphic Objective.

                  b. If any well drilled during said Phase I or Phase II, after having reached the Stratigraphic Objective, is not deemed as qualifiable as commercially productive under the MMS rules and orders for OCS lease or by mutual agreement of all participating parties in that well for any State or private leases and is abandoned by Farmoutee with Farmoutor's approval, Farmoutee will have not earned any interest in the Farmout Premises or the Farmout Leases as a result of that operation. However, Farmoutee will continue to have the right to earn interests by conducting additional operations within the remaining term of this Agreement. No Farmout Well may be abandoned without the prior consent of Farmoutor.

                  8.2               SUCCESSIVE SUBSTITUTE WELLS

                  Until Farmoutee earns an interest in the operating rights in the Farmout Premises and for so long as Farmoutee complies with the terms hereof, Farmoutee shall have the continuing right to drill successive substitute wells in the Farmout Premises, for so long as Farmoutee complies with the applicable time periods and provisions of Article 8.1 relative to the drilling of the first such substitute well. All provisions of this Agreement relating to the said obligation wells or any Farmout Wells shall also, unless clearly inappropriate, be applicable to each such substitute well.

9.                FARMOUTOR'S TAKEOVER RIGHTS

                  9.1               TIMING; OWNERSHIP

No Farmout well drilled by Farmoutee pursuant to this Agreement shall be abandoned by Farmoutee without Farmoutee's first giving Farmoutor written notice thereof, together with a copy of the final electric log and copies of all other wireline logs, sidewall core analyses and other information required to be provided to Farmoutor under this Agreement. Within thirty (30) days (inclusive of weekends and holidays) after Farmoutor's receipt of such notice and logs or twenty-four (24) hours, if the rig having drilled said well is on location and a decision has been made by Farmoutee to immediately plug and abandon the well, Farmoutor may notify Farmoutee that it elects to take over the well for such further operations it may wish to conduct. If Farmoutor elects to take over such well, Farmoutor shall, at its sole risk and expense, thereupon take immediate possession of the well and of the materials and equipment owned or controlled by Farmoutee located at the well site in connection with Farmoutor's further operations testing, deepening, or evaluating the well. If Farmoutor elects not to take over the well, Farmoutee shall proceed to immediately plug and abandon such well if the rig is on location or within thirty (30) days of receipt of Farmoutor's election, proceed to plug and abandon such well at the costs of the participating parties in such well. If Farmoutor drills the Farmout Well, as well operator, and a decision is made to plug and abandon such well, Farmoutor shall hold the same right as above and obligations under this Article 9 but shall timely notify Farmoutee of its election to take over the well.

                  If, within the time provided, Farmoutor elects to take over the well, Farmoutee shall, except as hereinafter provided, have the same rights and responsibilities as if it had abandoned the well with Farmoutor's approval. After taking over the well, Farmoutor shall own all operating rights and working interest in the well and shall be responsible for and shall bear the entire expense of further operations in connection with the well, including the cost of completion and/or abandonment. In addition, Farmoutor shall own exclusively, free and clear of this Agreement and of any assignment or operating agreement entered into pursuant to this Agreement:

                  9.1.1 The well and all production therefrom, regardless of the depth from which produced; and

                  9.1.2 The unearned portion and depths of the Farmout Premises.

                  Farmoutee shall, upon request from Farmoutor, furnish Farmoutor with such documents (in recordable form) as may be required to perfect title to such well taken over by Farmoutor, and to the unearned portion and depths of the Farmout Premises.

                  9.2               REIMBURSEMENT OF MATERIAL COSTS

                  If Farmoutor elects to take over a well drilled by Farmoutee pursuant to Article 9.1 above, Farmoutor will reimburse Farmoutee a reasonable salvage value or compensation for pipe and any other materials in the well that could have been recovered by Farmoutee if Farmoutor had not taken over the well. If the Farmoutor takes over a well, Farmoutor will also reasonably reimburse Farmoutee for Farmoutee's unused materials utilized in subsequent operations by Farmoutor.

                  9.3              DEFAULT ON NOTICE OBLIGATION

                  In the event Farmoutee abandons any well drilled on the Farmout Lease without Farmoutor's prior approval, this Agreement shall immediately terminate as to the unearned rights or unearned portions and unearned depths of the Farmout Premises. As a result, Farmoutee shall forfeit all rights hereunder as to such unearned portion and unearned depths of the Farmout Lease. However, Farmoutee shall remain responsible for any and all costs incurred in connection with or otherwise associated with Farmoutee's operations on said abandoned well.

                  9.4               ABANDONMENT OBLIGATION

                  Should Farmoutor elect not to take over a well, Farmoutee shall, at the cost and risk of the participating parties to the extent of that participation by each, proceed to temporarily abandon any well it reentered but shall permanently abandon any new drill, unless Farmoutor advises Farmoutee to temporarily abandon such new drill well.

                  9.5               REIMBURSEMENT ON CAPROCK WELLS

                  Notwithstanding anything else to the contrary in this Agreement, should Farmoutee drill any Farmoutor-approved Farmout Well that encounters and identifies a caprock prospect (as defined in Article 11.2) and Farmoutee elects to abandon that well, Farmoutor, or its designee, may take over that well pursuant to the provisions hereof, but Farmoutor (or its designee) may not complete said well in any caprock prospect unless it agrees to reimburse Farmoutee its share of the actual drilling costs for said Farmout Well, in addition to any amounts owed under Article 9.2 hereof.


10.               PROSPECT EVALUATION.

a. Following the execution of the LOI, EPL executed a confidentiality agreement for itself and any consultant covering Farmoutor's North Flank of Bay Marchand Block 2 Field data and Farmoutee has committed a petroleum geologist and petroleum engineer ("evaluation team") and commenced evaluation, at Farmoutor's offices during Farmoutor's business hours, for the prospect generation of certain portions of the North Flank of Bay Marchand Block 2 Field within the Farmout Premises. FARMOUTEE agrees that the evaluation team will diligently pursue the prospect opportunities of the North Flank of the Bay Marchand 2 Field during Phase I but may terminate prospect generation after the earlier of two months of good faith prospecting or by August 31, 2000, whichever is the later, with notice to Farmoutor. Such termination shall also terminate this Agreement as to any unearned rights or interests.

b. During the field evaluation process, FARMOUTEE agrees that the evaluation team will interact and maintain regular and frequent discussions with and communicate its progress to Farmoutor, advising Farmoutor of its prospect generation efforts and identification of those prospect areas under evaluation. At the conclusion of prospect generation at the end of Phase I, Farmoutee shall, at no charge or cost to Farmoutor, provide originals of all notes, materials, prospect maps or other information generated of any kind to Farmoutor for any work or area or prospect not made subject to this Agreement.

c. No assignment of interest or transfer of rights in the Agreement or the Farmout Premises or any Earned Area (as defined hereafter) may be made by Farmoutee without the prior consent of Farmoutor, which consent shall not be unreasonably withheld, however no further assignment may be made during Phase I.

d. Following the acceptance of the LOI by Farmoutee, and in order to commence the technical evaluation and prospect generation process in Phase I, FARMOUTEE agrees to make its own arrangements to gain access or obtain a use license to certain speculative 3D seismic data covering certain areas of the North Flank of Bay Marchand Block 2 Field and that it shall be denied access to such data by Farmoutor until Farmoutor is satisfied that Farmoutee has obtained rights to such license or the right of use to the data. Failure by FARMOUTEE to conclude arrangements to gain access to the data will not effect the Phase I two-well farmout obligation undertaken by Farmoutee and shall not extend FARMOUTEE's prospecting rights period defined above or effect the rights and obligation to the Phase II wells.

11.               CHEVRON RESERVE AREAS.

                  11.1 At any time during the term of this Agreement, certain areas may be and are retained by Farmoutor by prospects, reservoirs, wells or operations within the Farmout Leases from the Farmout Premises. Such retained areas will be identified by Farmoutor and are removed, excluded and reserved from the Farmout Premises as to all depths to and by Farmoutor; these areas ("Chevron Reserve Areas") are represented by the circles drawn on the Exhibit A-1 plat, attached hereto and made a part of this AGREEMENT, which may be amended or supplemented from time to time by Farmoutor, so long as such amendment, supplement or modification does not impinge upon an Earned Area or the Earning Area of an approved proposed operation. Except as approved in writing by Farmoutor, no Farmout Well may be drilled or operations conducted in or to any of the Chevron Reserve Areas, and no Farmout Well may be drilled nor any wellbore used or completed within 750 feet of any of the Chevron Reserve Areas. Any well proposal made by Farmoutee which would create a 40 acre square around the wellbore and affect a Chevron Reserve Area, in any way, shall be withdrawn by Farmoutee, at the request of Farmoutor, and shall not count as a well proposal toward the obligation well count. No spacing limit shall apply to any well proposed by Chevron for a Chevron Reserve Area.

                  11.2. For all purposes of this Agreement, Farmoutor further reserves and excludes from the Farmout Premises and Farmoutee waives any right to earn in the area and depths designated as the caprock prospect. The term "caprock" is geologically defined as "Any rock formation located on the top or side of a salt dome, containing anhydrite, gypsum, calcite or celestite, including the layers of salt, pyrite, sulphur, dolomite, barite and other minor minerals interbedded therewith, and also including the stratigraphic equivalent of the intervals seen (1) from 6088'-6240'MD (6004'SS to 6164'SS) in the California Co. S.L.1365 Well No.44, (2) from 8016'-8076'MD (-7981' to 8041' SS)
in the California Co. S.L.1365 Well No.7, and (3) from 6416'-6542'MD (-5234' SS to -5328'SS) in the California Co. S.L.1365 Well No.L-5." In Bay Marchand Field, the caprock interval is generally located 0-150' (vertically) above the top of the salt.

                  11.3. Farmoutee agrees not to object to and not to interfere with and Farmoutor expressly reserves and excludes, unless otherwise mutually agreed, from the application of this Agreement, any operations conducted for the caprock prospect, Chevron Reserve Area operations or Chevron 100% operations, or other well operations proposed by Farmoutor or conducted pursuant and subject to the terms of an existing agreement, where such operations do not unreasonably interfere with Farmoutee's ability to conduct operations hereunder. Farmoutor shall act as the ultimate arbiter of precedence, in good faith, in any conflict between the two or three sets of operations, however Chevron 100% operations shall be given priority unless waived by Farmoutor. Farmoutor agrees to give Farmoutee advance notice of planned drilling operations for the caprock prospect, Chevron Reserve Area operations or Chevron 100% operations.

12.               PHASE I-PHASE II TIME PERIODS

a. Upon acceptance of this AGREEMENT, and from the date of its execution, FARMOUTEE will, at its sole cost and risk, commence or continue a technical evaluation and prospect generation process and may propose additional Phase I wells covering certain identified areas within the Farmout Premises, but excluding Chevron Reserve Areas of the North Flank of Bay Marchand Block 2 Field and the caprock, for a period ending September 5, 2000 (identified in Article 2 as Phase I). FARMOUTEE may terminate the Phase I evaluation at any time prior to September 5, 2000 with notice to Farmoutor, but such early termination of the right to earn shall not relieve FARMOUTEE of any other prior obligations or requirements with respect to Phase I of the Agreement.

b. At the end of the Phase I period, FARMOUTEE, subject to Article 3, has the option to either (i) terminate the farmout agreement as to any unearned or remaining rights, or (ii) if FARMOUTEE is in compliance with all of the obligations and requirements of and has met all of the other conditions of the farmout, advance into Phase II of the farmout by formal notice to Farmoutor received by September 15, 2000.

c. Phase II of this Agreement shall commence with an election to proceed received by Farmoutor prior to September 15, 2000 and shall terminate on or no later than August 15, 2001.

d. If FARMOUTEE timely elects to proceed with Phase II requirements of the Farmoutor or before September 15, 2000, FARMOUTEE, will present to Farmoutor for further approval and acceptance by Farmoutor, within ten (10) days of receipt by Farmoutor of Farmoutee's election, an Exhibit A-ll map that, as the outcome of the evaluation process, identifies and outlines (i) specific prospect areas with
(ii) a selection of any existing wellbores, which FARMOUTEE seeks to utilize to initiate and propose wells for development and (iii) general project plans for the well operations to be proposed in the Phase II process for the six Phase II obligation wells. Farmoutor will identify and outline any revisions to the Chevron Reserve Area boundaries applicable to the Phase II period and approve or object to Farmoutee's map, prospect areas, wellbores and plans, within ten (10) business days of receipt of Farmoutee's Exhibit A-11 map, prospect areas, wellbores and plans.

e. Farmoutor's prior approval is required before FARMOUTEE shall hold any use or other rights for such specific prospect areas, or selection of wellbores, which, when and if approved, will be made available to FARMOUTEE during Phase II in order for FARMOUTEE to proceed with well proposals. Farmoutor may, at its sole discretion, approve or withhold such use rights to individual wellbores or wells. The Exhibit A-11 map, once approved by Farmoutor, describing specific prospect areas will become and represent the Farmout Premises for the Phase II period. No alteration of Exhibit A-11, once approved by Farmoutor, may be made without the express consent of Farmoutor.

f. After execution of the Agreement, FARMOUTEE may propose additional Phase I wells within the Farmout Premises, excluding the Chevron Reserve Areas and caprock prospect, during Phase I period. During the Phase II period, Farmoutee is obligated and agrees to propose no later than November 15, 2000 mutually agreeable well plans and drilling schedule and to drill or cause to drill as provided in Article 5.4, if approved by Chevron, six (6) obligation wells ("Phase II Obligation Wells") to be located within the specific prospect areas as described in Article 12.d. above, and, at its election, commence operations for new drills or utilize wellbores from the selection of existing wellbores as outlined in Article 12.d. above in a mutually agreed upon order and sequence to be approved by Chevron. Once approved by Chevron the order and sequence of the Phase II obligation wells may be changed only by mutual consent of all parties to this Agreement.

g. Farmoutor may propose additional wells within the boundaries of Farmout Premises attributable to Phase I or Phase II (or Wells within the Chevron Reserve Areas for its sole account or it may propose wells for a participation election to Farmoutee by, or for the sole risk, of FARMOUTEE), and, if both EPL and W-A elect to not participate in a well proposal offered to Farmoutee by Farmoutor, by notifying Farmoutor within ten (10) days of receipt of Farmoutor's well proposal, Farmoutor can and may, at its sole discretion and election, then conduct well operations for its sole account or offer said additional well(s) and prospects to other third parties, during Phase I and Phase II periods. Upon such election not to participate by Farmoutee, such 40 acre area or other productive aerial limits, as determined soley by Farmoutor, surrounding that wellbore for such well proposal as to all depths shall immediately be released from the Farmout Premises, with all rights thereto returning to Farmoutor. Any such well proposal by Farmoutor is outside of and independent to the six (6) Phase II well obligation. If either EPL or W-A elect not to participate under this subpart (f.), the well proposed by Farmoutor shall not proceed without the further express consent of Farmoutor and may be withdrawn by Farmoutor, with all rights to that prospect and its 40 acre square returning to Farmoutor as a release of that acreage under and from this Agreement. If either EPL or W-A, but not both, elect to participate in the well proposed by Farmoutor, and if Farmoutor's express consent is granted, Farmoutor may proceed with the well operation with one participating party's interest and the Farmoutor may assume the non-participating party's interest. Farmoutor shall act as operator for any such well, and the participating party will participate in the well under separate negotiated terms and interests that may or may not differ from the terms and interests specified in the election provision (Article 7). The non-participating party releases all rights in and to such prospect and will have no rights to earn in and will never benefit from any production associated with such well.

h. FARMOUTEE shall hold no right to propose operations under which it may earn additional acreage after either the early termination of the right to earn under this Agreement or after the end of the Phase II period. All Phase II farmout obligation wells must be commenced by August 15, 2001. Any subsequent or additional wells exclusive of obligation wells required under Phase I or Phase II and proposed by FARMOUTEE, operations of which are to be commenced during Phase II, if well plans are approved by Farmoutor, shall be spudded no later than three (3) months after either the early termination of the right to earn under the Agreement or the end of the Phase II period on August 15, 2001 (i.e., by November 15, 2001). The termination of the right to earn under the Agreement, for all purposes, is deemed the end of the right to propose operations for the purposes of earning an interest in any Earned Area but will not relieve FARMOUTEE or Farmoutor of any obligations arising prior to such termination of the right to earn. Farmoutee shall, however, remain obligated to complete operations for subsequent or additional wells in which either EPL or W-A have elected to participate and that have already been proposed and approved by Farmoutor, where such approval was granted prior to August 15, 2001. Appropriate and applicable provisions of this Agreement shall survive the termination of the rights to propose and earn.

i. While any party may propose certain well operations during Phase I or Phase II, no well operation proposed for conduct by either W-A or EPL may be commenced nor acreage be made available or made subject to the Agreement, without the express consent of Farmoutor, which consent may be withheld for any reason. Such consent, if granted, shall be made subject to the other terms and provisions of this Agreement.

j. If Farmoutee elects to proceed into Phase II, the failure by the FARMOUTEE(s) electing to proceed timely commence and prudently and in good faith drill any of the first three Phase II farmout obligation wells will subject FARMOUTEE to (i.) a penalty and give rise to the immediate payment at the close of Phase II, as liquidated damages, of $750,000.00 for each such well proposed by FARMOUTEE but not commenced and diligently prosecuted, unless such well was not approved by Farmoutor, and (ii.) the immediate termination of the rights to earn under the Agreement. Termination by Farmoutor is unilateral and shall apply as to all unearned rights.

k. Should EPL and W-A both elect to proceed to Phase II, EPL and W-A shall be and remain solidarily liable for the payment and satisfaction of any liquidated damages due under this Article 12. Failure to timely commence and prudently and in good faith drill the fourth sequential Phase II farmout obligation well as provided in Article 5.4 will subject FARMOUTEE to the immediate termination of the right to earn under this Agreement. Termination by Farmoutor is unilateral and shall apply as to all unearned rights. Any well proposal made by Farmoutee as an obligation well but not approved by Farmoutor shall not count toward the well count commitment.

13. ADDITIONAL OPPORTUNITIES

During the Phase I and II periods, it will be understood and is agreed that FARMOUTEE will have the additional opportunity but will not be required to propose or drill wells, other than the obligatory eight (8) farmout wells, in prospective areas for the Farmout Premises, but excluding the Chevron Reserve Areas and the caprock prospect, other Chevron 100% operations or operations reserved by or made subject an existing agreement. Farmoutor shall hold all rights of approval and election as to any obligation Farmout Well or any additional well operations proposed by Farmoutee as a Farmout Well. Farmoutor may propose any number of additional wells within the Farmout Premises (including well proposals within the Chevron Reserve Areas for its sole account or for participation by Farmoutee) during Phase I and Phase II periods but may not propose obligation wells. Operations proposed by Farmoutor, as additional wells within the Farmout Premises for participation by Farmoutee, exclusive of the Chevron Reserve Areas and the caprock prospect, or under which a third party may be entitled under an existing agreement bearing upon the Farmout Premises shall entitle Farmoutee to an election bearing upon the farmout interest made available by Farmoutor in keeping with Article 7. Farmoutor is under no obligation to offer Farmoutee any election or right to any proposals made by Farmoutor in the Chevron Reserve Areas or third party proposals for the caprock prospect or any prospect or acreage returned to Farmoutor by the operation of this Agreement. EPL will have the option to perform and conduct the well operations for wells proposed by EPL. Farmoutor will retain the right to perform and conduct the well operations for the wells proposed by Farmoutor or W-A, if EPL elects not to proceed or elects not to participate in the well proposal. At the conclusion of Phase II, Farmoutee's or Farmoutees' right to propose operations terminates and all unearned rights to and in the Farmout Premises shall immediately revert to full ownership and control of Farmoutor and are released from this Agreement.

14.               EXTENSION

If FARMOUTEE has complied and performed in accordance with the terms of the Agreement and if it is the mutual desire and intent of Farmoutor and any of the other parties to allow the Agreement and continuous drilling program to continue, those parties may, by mutual written consent and agreement evidenced thirty (30) days prior to the end of the Phase II period, extend and renew the Agreement, to be defined as the Phase III period, for the purpose of prospect generation and to proceed with an additional continuous drilling program. The parties must agree by August 15, 2001, upon a number of farmout obligation wells to be drilled during the Phase III period as a part of the extension agreement and the provisions will include an option, but no obligation, to consider and renegotiate different farmout terms applicable to the Phase III period, If the extension is sought by Farmoutor and other parties to this Agreement, the formal Phase III obligations must be undertaken by October 15, 2001 or the rights to further negotiate the extension shall lapse.

15.               TRANSFER OF INTEREST

                  15.1.            Earning.

                  Upon meeting all of the terms and conditions to earn any interest hereunder, FARMOUTEE would earn, once and effective from and after production in paying quantities is commenced and established after connection for production by FARMOUTEE at its cost and risk for any share it is obligated to bear, a working interest pursuant to the elections made under Article 7 within a defined geographic area, not to exceed a 40-acre square around the well bore, in and limited to those certain portions of commercially productive reservoir sands encountered by the drilling and completion of the two (2) Phase I Farmout Wells and those certain other Farmout Wells (FARMOUTEE-operated wells, with Farmoutor's consent or participation, or Farmoutor-operated wells with FARMOUTEE's participation), from the top of the most shallow commercially productive reservoir, as mutually determined, to the base of the deepest commercially productive reservoir, as mutually determined. Subject to the other provisions hereof, FARMOUTEE agrees to pay and bear 100% less Farmoutor's participation interest election made under Article 7 of the drilling costs of the two (2) Phase I Farmout Wells, and all other proposed Farmout Wells in which it participates, through completion and hook-up or abandonment, if a dry hole, after which, with production in paying quantities and hook-up, FARMOUTEE shall earn and hold as a working interest 85% of the interest made available to Farmoutee under Article 7 (i.e. 65% of, Farmoutee's 100%, 75% or 60% interest in or obligation to the drilling costs, being 100% less Farmoutor's participation interest election made under Article 7) in the production from the Phase I or Phase II Farmout Wells Earned Area and other proposed Farmout Wells as to that applicable Earned Area' (defined below) and Farmoutor will reserve, own and retain as a working interest 15.0% of the interest made available to Farmoutee under Article 7 (i.e. 15% of Farmoutee's 100%, 75% or 60% interest in or obligation for the drilling costs plus any Farmoutor's participation interest election to bear in the drilling cost made under Article 7) in the production from the Earned Area.

                  It is understood and agreed that the earned interests of each Farmoutee will be assigned in the proportions set forth in and by virtue of that certain Exploration Agreement and Assignment of Interest by and between the Farmoutees dated June 9, 2000, but effective May 3, 2000. In the event of any conflict between this Agreement and that certain Exploration Agreement and Assignment of Interest by and between the Farmoutees dated June 9, 2000, but effective May 3, 2000, this Agreement shall prevail.

                  15.2.            Earned Area.

The "Earned Area(s)" shall be defined as consisting of a 40-acre square surrounding the well bore as it traverses the entire length of the welibore (a maximum areal configuration of four (4)10-acre squares with the wellbore situated in the center) encompassing that portion of each reservoir, penetrated by, sidetracked or completed for production in paying quantities if the portion, of those reservoirs do not encroach upon Chevron Reserve Areas, from the stratigraphic equivalent of the most shallow productive reservoir in which FARMOUTEE earns operating rights down to the stratigraphic equivalent of the deepest productive reservoir encountered in that well operation, only insofar as said area, extent and depths are restricted to and bounded by the limits of the fault block associated with the productive reservoir encountered by the well operation. If the well proposal and well plan as proposed by Farmoutee pursuant to Article 6 is approved by Farmoutor and if the well is drilled in accordance with the well proposal and well plan and results in the Earned Area encroaching on a portion of a Chevron Reserve Area, the Earned Area shall include the portion of acreage within the Chevron Reserve Area. Productive reservoir as used in this Article 15 or elsewhere herein is defined as a sand or zone mutually agreed by the participating parties and Farmoutor as capable of production in paying quantities. Earned Areas shall be made the subject of a mutually acceptable operating agreement required under Article 18 from the date of first production.

                  15.3.            Assignments/Sublease.

                  a. Once a Farmout Well is completed as capable of producing in paying quantities and connected to production facilities for the purposes of production, an acknowledgment of no outstanding debts or obligations, of any kind, against and that all accounts are current for, the well, the Farmout Premises and the lease is delivered by FARMOUTEE and all other obligations of the farmout are met, an assignment or sublease of rights in any earned interest to the Earned Area, in a form similar to that attached as Exhibit "G" hereto, will be submitted to FARMOUTEE, within 90 days of the last of such events, covering solely the Earned Area to be described as and limited to the stratigraphic equivalent of the productive reservoir in the most shallow depth or interval in which FARMOUTEE earns such rights down to the stratigraphic equivalent of the deepest productive reservoir encountered in that well operation. FARMOUTEE shall, at its cost and expense, be solely responsible for the timely filing with and obtaining the approval of any such assignment by the State Mineral Board or MMS and all costs associated therewith. The parties agree to execute any instruments necessary to carry out the terms of the AGREEMENT.

                  b. If requested by Farmoutor, Farmoutee shall also provide Farmoutor with a sworn affidavit that no delinquent debts, charges, or liens affect or burden the Farmout Lease as a result of Farmoutee's operations on said well but Farmoutee shall, at all times, seek to maintain the Farmout Premises, the Farmout Wells and any appurtenances thereto lien free. Within ninety (90) days after Farmoutor's receipt of such notice and affidavit, and if Farmoutee is in compliance with all the requirements of this Agreement, Farmoutor will assign, sublease, transfer and deliver to Farmoutee the earned working interest in the operating rights interests consistent with
                  Article 15.3 part (a), to the extent of the interest earned hereunder.

16.               PAYOUT

                  16.1. Escalation. At Payout, as defined below, Farmoutor's interest shall escalate from fifteen 15% percent to a working interest of thirty-five (35%) percent of the interest made available to Farmoutee under
Article 7 (i.e. 35% of Farmoutee's 100%, 75% or 60% interest in or obligation for the drilling costs plus any Farmoutor's participation interest election to bear in the drilling cost made under Article 7) . The initial carried interest and any escalation to a thirty five percent working interest shall be in addition to any participating or invested working interest, if any, made by the election by Farmoutor, as provided in Section 7, to participate in an operation, and FARMOUTEE would and shall thereafter own a 65.0% working interest in the interest made available by Farmoutor for farmout in each of the farmout wells. If the investment election under Article 7 by Farmoutor is 0%, Farmoutor shall not pay and bear any of the costs and risks of such operation until payout, however, after payout, Farmoutor's ownership interest in the production and costs from any such obligation well(s) or other Farmout Well and the Earned Area will be equivalent to a 35% working interest. (That is an interest of 35% of Farmoutee's 100% share of the costs and risks of such operation.) If the investment election under Article 7 by Farmoutor is 25.0%, Farmoutor shall pay and bear 25% of the costs and risks of such operation, however, after payout, Farmoutor's ownership interest in the production and costs from any such obligation well(s) or other Farmout Well and the Earned Area will be equivalent to a 51.25% combined working interest. (That is 25% of 100% plus a working interest of 35% of Farmoutee's 75% share of the costs and risks of such operation.). If the investment election under Article 7 by Farmoutor is 40.0%, Farmoutor shall pay and bear 40% of the costs and risks of such operation, however, after payout, Farmoutor's ownership interest in the production and costs from any such obligation well(s) or other Farmout Well and the Earned Area is equivalent to a 61% combined working interest. (That is 40% of 100% plus a working interest of 35% of Farmoutee's 60% share of the costs and risks of such operation.)

                  16.2. Payout. "Payout" is defined as that point in time when gross production proceeds received by Farmoutee from its working interest in the any obligation well or substitute well or other Farmout Well, less its share of operating expenses, lessor's royalties, additional tax royalties, facility use fees, processing fees, monthly well contract operating fees, transportation fees, severance taxes and production taxes equals Farmoutee's share of costs of drilling, testing, sidetracking, reworking and completing such well for production and operating said well, including but not limited to cost of facilities and other equipment individually associated with such well. Wells shall not be pooled to account for Payout and Farmoutee shall be limited to recovery of well costs solely from that well. Payout is on a well by well basis but the costs of any subsequent operations in the well prior to Payout shall be debited against the Payout account at Farmoutee's interest after hook-up and the FARMOUTEE's proceeds of production credited thereto.

                  16.3. No Warranty. The transfer of any interest in the Farmout Premises pursuant to this Agreement shall be made by Farmoutor without express or implied warranty of any kind, but shall grant and convey full subrogation to the rights of the party or parties making the transfer.

                  16.4 No New Lease Burdens. Until Farmoutee earns an interest under this Agreement, or until the right to earn any portion of the Farmout Premises pursuant to this Agreement terminates, Farmoutor agrees not to create any additional lease burdens on the Farmout Premises. It is provided, however, that Farmoutee shall pay or otherwise discharge any burdens created by Farmoutee which affect the Farmout Lease.

                  16.5 Approvals. In the event that the transfer of any interest in and to the Farmout Lease requires approval of the lessor or of any federal agency having jurisdiction, the obligation so to transfer shall be subject to Farmoutee's obtaining the pertinent approval. Farmoutor agrees to assist Farmoutee in any reasonable way necessary to help Farmoutee secure such approvals.

                  16.6 Proportionate Reduction. If the lease interest transferred to Farmoutee pursuant to this Agreement covers less than the full mineral interest, then the interests reserved to Farmoutor in any such transfer shall be reduced proportionately as to any production affected thereby.

                  16.7 Farmoutor's Interest. Farmoutor's carried working interest shall be free and clear of all cost through the completion, inspection and testing of the connection of the well for production and sales into the sales line. Said interest shall be computed and paid at the same time and in the same manner as royalties are computed and paid to the lessor under the Farmout Lease. With first commercial production, Farmoutor shall thereafter bear and pay its proportionate working interest share of costs, subject to any elections made pursuant to the operating agreement.

                  16.8 Retained Rights -- No Unreasonable Interference. Any transfer of interests made pursuant to this Agreement or affecting rights or interests earned or delivered under this Agreement shall provide that Farmoutor or its designee shall retain all rights necessary to drill to, produce from, and operate in and to all unearned operating right depths on the Farmout Lease, and that each party agrees not to interfere unreasonably with the operations of the other.

                  16.9 Accounting Matters. As to the Farmout Lease, all costs and expenses which are accruing or incurred pursuant to this Agreement and under any transfer of interest in the Farmout Lease executed pursuant hereto, if any, shall be determined and accounted for in accordance with the Accounting Procedure attached hereto as Exhibit "B" and made a part hereof for all purposes.

17.               TRANSFER OF OPERATORSHIP

Any drilling, completion and hook-up operations will be performed and conducted by EPL, as operator, under competitive contracts with qualified independent drillers; and all regulatory approvals for such operations will be obtained under permit of EPL. Connection and tie-in to a third party pipeline or facility will be preformed by Farmoutee, at the cost and risk of Farmoutee, to the extent of its working interest in the cost of drilling, completing and connecting the well for production. Hook-up to or on any Chevron platform shall mean tying the riser to the platform but the final hook-up to production facilities and any re-piping upon a Chevron platform shall be done by Chevron, at the cost and risk of Farmoutee to the extent of its working interest for the cost of drilling, completing and connecting the well for production, unless otherwise agreed. Once the well has established production in paying quantities, and once the well is hooked-up by FARMOUTEE for production, the production operations will be transferred to Farmoutor, and Farmoutor will be re-designated operator of all such Farmout Wells, at FARMOUTEE's cost for such re-designation. If any Farmout Well or operation conducted by FARMOUTEE is a dry hole or does not reach Payout from the zones of the Earned Area, FARMOUTEE shall offer all of its interest and ownership the well and the Earned Area of that well to Farmoutor free of charge, cost and burdens. If such well and its Earned Area interest are not accepted by Farmoutor within thirty (30) days of that offer, Farmoutee, at the working interest owners sole cost, shall promptly either temporarily abandon any well re-entered by Farmoutee, which well pre-existed this Agreement, or permanently plug and abandon any new drill, unless instructed otherwise by Farmoutor. Any such abandonment work shall be conducted in accordance with all regulatory requirements, within sixty (60) days of Farmoutor's non-acceptance of such well. For any Farmout Well completed as a producer and connected for production and which reaches Payout, the abandonment obligations for any Earned Area or that well shall be borne in accord with the working interest in the well at the time the abandonment is conducted, as an operation under the operating agreement, but Farmoutor shall hold a takeover election for such well under the same terms as Article 9.

18.               JOINT OPERATING AGREEMENT

The parties agree to and do simultaneously herewith execute the Joint Operating Agreement and COPAS Accounting Procedure attached hereto as Exhibit "F". Such operating agreement will be effective from the date of first production for earliest producer between the two Phase I wells, and any Earned Area shall be added to coverage under the Joint Operating Agreement effective from and after first production for that Earned Area.

19.               STATE DEMANDS

It is further understood and agreed that in and during the Phase I and Phase II periods, Farmoutor will prioritize for, and direct FARMOUTEE to, review and technically evaluate certain State leased lands within the Farmout Premises that may be targeted by the Fact Finding Committee of the State of Louisiana Mineral Board as non-producing areas ("demand areas"), which, without production or drilling, may result in a demand for the release of certain Farmoutor-leased lands. FARMOUTEE, in its interaction with Farmoutor, agrees to address and assign as a first priority the geologic and technical evaluation of those certain demand areas for prospect generation and further development and production enhancement of those non-producing areas in an attempt to preclude a demand for a release of acreage within certain State leased lands. FARMOUTEE consents to the release of any farmout acreage required by the State or deemed necessary by Farmoutor in the Bay Marchand 2 Field as the sole right of Farmoutor and without the need of notice, whether or not such acreage is or is not included as farmout acreage within the Farmout Premises.

20.               CONFIDENTIALITY OBLIGATION

All evaluation analysis and results, including any notes or reports prepared for or by FARMOUTEE, shall remain strictly confidential and may not be disclosed by FARMOUTEE, without the express consent of Farmoutor. The parties agree that FARMOUTEE will not be and is not entitled to earn and shall not hold any rights to any prospect by undertaking the field study, but may only earn those rights or interests by the drilling and completion and hookup of the farmout wells described herein. All evaluation analysis and results, including any notes or reports prepared for or by FARMOUTEE and which result in an Earned Area shall be owned by the Farmoutor and the participating parties in that earning well and shall be made subject to the operating agreement provisions. All evaluation analysis and results, including any notes or reports prepared for or by FARMOUTEE but which do not result in an Earned Area shall remain the property of Farmoutor and shall be delivered to Farmoutor at the end of Phase II, unless a Phase III extension is timely executed. This confidentiality obligation shall survive the termination of the right to propose and earn for any data retained solely for the account of the Farmoutor.

21.               GEOLOGICAL AND INFORMATION REQUIREMENTS

Farmoutee shall comply with the requirements of Exhibit "C", and supplement, attached hereto and made a part hereof for all purposes, and at Farmoutee's cost and expense to the extent of its interest in the costs of drilling completing, equipping and connecting the well, shall furnish Farmoutor the materials therein specified for all wells drilled on the Farmout Lease. Farmoutor shall be entitled to receive all such materials pertaining to any well(s) drilled on the Farmout Lease, while this Agreement and any rights earned hereunder continue in force and effect.

22.               REPORTS AND STATEMENTS

                  22.1              NOTICE OF COMMENCEMENT

                                    Prior to moving any drilling equipment for
purposes of drilling a well under this Agreement, Farmoutee shall give a 36-hour written/verbal notice to:

                                                Chevron U.S.A. Inc.
                                                Attention: Phillip T. Durrett
                                                935 Gravier Street
                                                New Orleans, LA 70112
                                                Telephone: 504-592-6065
                                                Facsimile:

                  22.2              INVENTORY OF MATERIAL AND EQUIPMENT

Upon receipt of a transfer of an interest in and to the operating rights in and to the Farmout Lease pursuant to this agreement, Farmoutee shall furnish Farmoutor an inventory of the material and equipment in and associated with the well(s) by which Farmoutee earned such interest and an itemized statement of the costs of drilling, testing, completing, and equipping such well for production. Monthly thereafter, Farmoutee shall furnish each Farmoutor with a statement of the quantity of oil and/or gas produced from such well and the amount of proceeds realized from the sale thereof and the status of the payout account of such well(s).

                  One copy of said inventory and statements shall be forwarded to each of the following parties:

                                   Land Manager
                                   Chevron U.S.A. Inc.
                                   935 Gravier Street
                                   New Orleans, LA 70112

                                   Manager, Joint Interest Accounting
                                   Chevron U.S.A. Inc.
                                   P.O. Box J
                                   Concord, CA 94524

                  22.3 OTHER NOTICES AND REPORTS

                                   22.3.1 Monthly Reports. For each well drilled
by Farmoutee hereunder, Farmoutee will forward to Farmoutor, at the address listed below, the well costs report (3.1.1), but Farmoutor shall furnish Farmoutee, at the last address known, each month from the date of initial production those reports required hereunder as 3.1.2 and 3.1.3:

                                   22.3.1.1 Well Costs. The final and total well
                  costs, including drilling, testing, completion and hook-up costs.

                                   22.3.1.2 Evidence of Royalty Payment. Copies
                  of State royalty checks for each month's production.

                                   22.3.1.3 Regulatory Reports. Copies of any
                  and all reports required by the regulatory body or bodies having jurisdiction, including, but not limited to, copies of monthly producer's reports or operator's reports on wells producing oil and/or gas.

                                   22.3.1.4.1 Report on Well Status. Farmoutee shall furnish Farmoutor a monthly statement for all wells drilled or being drilled by Farmoutee pursuant to the terms hereof, the status of all such wells and current production information for all producing wells, including, but not limited to, volumes, values, and proceeds realized.

                                   22.3.1.4.2 Payout Statements. Farmoutor shall furnish Farmoutee monthly statements showing a comparison of the revenues and expenses associated with activity in or on the Farmout Premises, on a well by well basis during the Payout period for each Farmout Well.

                  Such costs, copies, statements, reports and notices shall be mailed to Farmoutor at the following addresses:

                                              Land Manager
                                              Chevron U.S.A. Inc.
                                              935 Gravier Street
                                              New Orleans, LA 70112


                                              Manager, Joint Interest Accounting
                                              Chevron U.S.A. Inc.
                                              P.O. Box J
                                              Concord, CA 94524

                  Such costs, copies, statements, reports and notices shall be mailed to Farmoutee at the following addresses:

                                              Energy Partners, Ltd.
                                              201 St. Charles Avenue, Suite 3400
                                              New Orleans, LA 70170
                                              Attention: Mr. L. Keith Vincent

                                              Wheless Anderson L.L.C.
                                              333 Texas Street
                                              Shreveport, LA 71101
                                              Attention: Mr. R. E. Bounds, Jr.

         22.3.2. Notice of Hearings. Farmoutee shall hold the responsibility to cause and bear the cost of any filing of any application with any regulatory body or bodies having jurisdiction for the issuance of any orders which would have the effect of establishing drilling, development or production units including all or a portion of the Farmout Lease, shall give Farmoutor fifteen (15) days' written notice prior to the filing of any application with any regulatory body or bodies having jurisdiction for the issuance of any orders which would have the effect of establishing drilling, development or production units including all or a portion of the Farmout Lease and withhold such filing until approved by Farmoutor.

23.      CESSATION OF PRODUCTION

Should production in paying quantities cease from any Earned Area for a period of greater than one hundred eighty (180) days without any operations commenced to re-establish commercial production therefrom, any party may propose abandonment at the cost of the participating parties, and, following abandonment, Farmoutee shall, immediately or upon demand from Farmoutor, re-assign, in the same form as delivered to Farmoutee, all right title and interest in and to such Earned Area to Farmoutor, free of cost and burden.

24.      TERMS FOR CONTRACT OPERATIONS AND PROCESSING

         24.1 Farmoutee shall conduct, in accord with the other provisions hereof, certain drilling, workover, recompletion, facility construction and other non-production operations associated with any wells it completes for production pursuant to this Agreement. In order to facilitate Farmoutee's accomplishment of its obligations hereunder, Farmoutor agrees, at the cost of Farmoutee, to file all documents, including Designations of Operatorship, necessary for Farmoutee to conduct said operations.

         24.2. Farmoutor shall contract operate the wells completed for production under this Agreement and shall contract operate and process the production from said wells subject to capacity availability and pursuant to the terms of this Section 24. Farmoutee commits, subject to any rights of termination arising under the Production Handling and Field Processing Agreement contemplated by the parties under Article 24.4, its share of production to this Agreement for its term for processing, subject to the other terms hereof or until released by Farmoutor.

         24.3. Subject to Section 24.5, the terms for Contract Operations, as defined under 24.7, shall include the following provisions:

                  24.3.1. Notwithstanding the terms and conditions of the Operating Agreement and its Accounting Procedure, Farmoutor shall bear all costs and expenses of the Contract Operations except as expressly provided otherwise in this Section 24, and, as compensation for the Contract Operations, Farmoutor shall charge Farmoutee and Farmoutee shall pay its operating interest share, or participating interest if different, of the Contract Fee defined under 24.8.

                  24.3.2. The Contract Fee shall be subject to an annual escalation effective April 1st each year. The adjustment shall be computed by multiplying the Contract Fee then currently in use by the percentage increase recommended by COPAS each year. The adjusted Contract Fee shall be the Contract Fee currently in use, plus the computed adjustment. If any dispute arises over acceptance of any adjustment to the Contract Fee requested and if such dispute remains unresolved for one hundred twenty (120) days, Farmoutor shall thereafter have the right to suspend the Contract Operations until Farmoutee pays the Contract Fee in use prior to such dispute plus at least 75% of the disputed adjustment, and the Parties shall diligently strive to resolve such dispute in good faith as soon as possible.

                  24.3.3. The Contract Fee does include Farmoutor's extra overhead for performing and accounting for the Contract Operations; provided, however, that Farmoutor's basic overhead as operator under the Accounting Procedure applicable to the Operating Agreement shall be an additional charge under the Operating Agreement.

                  24.3.4. The Contract Fee includes recovery of Farmoutor's existing investment in facilities, equipment and pipelines as of the Effective Date and no separate investment recovery charge shall be made against Farmoutee for same. The parties agree that no rights of ownership in or to Farmoutor's facilities or equipment or pipelines arise or are delivered with or by the payment of the Contract Fee by Farmoutee.

                  24.3.5. THE CONTRACT FEE DOES NOT INCLUDE ANY COSTS AND EXPENSES OF ANY AND ALL ADVERSE EVENTS ARISING OUT OF THE CONTRACT OPERATIONS, AND ALL SUCH COSTS AND EXPENSES (INCLUDING BUT NOT LIMITED TO AWARDED DAMAGES, FINES, PENALTIES, JUDGMENTS AND COSTS OF DEFENSE) SHALL BE CHARGED TO THE WELL (OR EQUALLY TO EACH WELL) SERVED BY THE SPECIFIC CONTRACT OPERATIONS OUT OF WHICH SUCH ADVERSE EVENT AROSE AND ALL SAID COSTS AND EXPENSES SO CHARGED TO SAID WELL OR WELLS SHALL BE PAID AND BORNE BY THE PARTIES IN PROPORTION TO THEIR OPERATING INTERESTS, OR PARTICIPATING INTERESTS IF DIFFERENT, IN SAID WELL OR WELLS. EACH PARTY SHALL BE GIVEN PROMPT BUT REASONABLE NOTICE UNDER THE CIRCUMSTANCES OF THE OCCURRENCE OF ANY AND ALL ADVERSE EVENT POTENTIALLY CHARGEABLE IN WHOLE OR PART TO SUCH PARTY AND EACH SUCH PARTY SHALL HAVE THE OPPORTUNITY TO PROMPTLY PARTICIPATE IN THE DEFENSE AND THE RESOLUTION OF SAME. NO SETTLEMENT OR COMPROMISE SHALL BE ENTERED INTO WHICH CAUSES ANY PARTY TO ASSUME OR BEAR ANY OBLIGATION OR MAKE ANY PAYMENT WITHOUT SUCH PARTY'S WRITTEN CONSENT. ADVERSE EVENTS, FOR THE PURPOSES OF THIS ARTICLE 24.3.5, ARE INTENDED TO COVER DEATHS, INJURIES, ILLNESSES, ACCIDENTS, FIRES, EXPLOSIONS, RUPTURES, SPILLS, POLLUTION, INSTANCES OF NON-COMPLIANCE, AND OTHER LIKE EVENTS AND THEIR INCURRED LOSSES AND DAMAGES.

                  24.3.6. The Contract Fee is based on Farmoutor's current practices and methods in place in the Farmout Leases for operation of its own wells and production in a manner similar to the Contract Operations and on current conditions assuming normal cost escalations under normal market conditions, all as of the Effective Date. Given the foregoing, Farmoutor, under certain demonstrable economic hardships, shall have the option to notify Farmoutee of the particulars (including but not limited to the nature of the hardship and an estimate of the associated costs, expenses and economic circumstances supporting such claim), and enter into good faith negotiations to amend the terms in this Agreement to provide for continued Contract Operations and compensate Farmoutor for additional costs and expenses; however, in no event shall Farmoutor be entitled to recover more than Farmoutee's pro rata share of same given the ownership of the production benefiting, or to benefit, therefrom. If the Parties are unable to agree upon and enter into such a mutually acceptable amendment, each Party shall have the right to terminate the Contract Operations by and upon six (6) month's prior written notice to the other Party; provided, however, any and all obligations accrued prior to such termination shall remain in force and effect until performed, fulfilled and satisfied. Those certain circumstances are as follows:

                  24.3.6.1. Additional costs and expenses are, or would have to be, incurred in order to bring the Contract Operations into compliance with, or to modify the Contract Operations as necessary to be in compliance with, applicable laws, orders, permits, rules, regulations and governmental requirements. Farmoutor considers its processes and methods to be utilized to perform the Contract Operations to be in compliance with applicable laws, orders, rules, regulations and requirements existing as of Effective Date, but Farmoutor does not represent or warrant the same because of the volume and complexity of such laws, orders, rules, regulations and governmental requirements taken together with the varying interpretations within government and industry.

                  24.3.6.2. Additional costs and expenses are, or would have to be, incurred in the event of any unusual fluctuation in a market or a change in the regulations causes or results in a greater than normal escalation of prices for chemicals, materials, goods, services and/or labor.

                  24.3.6.3. Additional costs and expenses are, or would have to be, incurred because a well or production therefrom is of an unfit quality for performance of the Contract Operations.

                  24.3.6.4. Additional costs and expenses in excess of $50,000 per occasion or situation are, or would have to be, incurred in order to mitigate or eliminate circumstances, arising for reasons other than those itemized hereinabove, which prevent or limit performance of the Contract Operations without incurring such additional costs and expenses.

                  24.3.6.5. It becomes uneconomic for the Farmoutor to continue to perform the Contract Operations.

                  24.3.7. Notwithstanding anything contained herein or elsewhere in this Agreement, if Farmoutor is rendered unable to perform the Contract Operations by reason of, due to or to the extent of any laws, orders, permits, rules, regulations and requirements promulgated by any commission or governmental agency of the United States or of the State of Louisiana or subdivision thereof in which operations are being conducted, or any governmental demand or requisition, or of the action, judgment, or decree of any court of law, or floods, storms, lightning, earthquake, washouts, high water, fires, acts of God or public enemies, wars, blockades, epidemics, riots, insurrections, strikes, labor troubles, accidents, explosions, freezing of wells or facilities, bursting of pipes or vessels, breakdowns, repairs, modifications or installations of equipment, failures of manufacturers to deliver material or carriers to transport the same, or any similar cause, which forbids or prevents the performance of all or any part of such work or acts to be performed by Farmoutor under Section 7.3 of this Agreement, such performance of the Contract Operations shall be suspended for the period of continuance upon receipt of notice by the other party. It is, however, expressly agreed and understood that promptness of performance of the Contract Operations is of the essence of the Contract Operations and that reasonable efforts will be made to avoid delay or suspension of any work or acts to be performed under Section 7.3 of this Agreement; provided, however, Farmoutor shall not be required to incur costs in excess of $50,000 per occasion or situation nor to settle any labor dispute against its best interests in order to restore the Contract Operations.

                  24.3.8. In the event that any facilities, equipment, piping or property in, on, upstream or downstream of the Farmout Premises are wholly or partially destroyed or damaged or become obsolete so as to render same unfit for performance or continuance of the Contract Operations or are not replaced at the election of the Farmoutor, Farmoutor shall be under no obligation to incur costs or expenses in excess of $50,000 per occasion or situation to repair or replace same or to continue performance or continuance of the Contract Operations.

         24.4. The parties agree to enter into a Production Handling and Field Processing Agreement, to be made effective from and with the date of first production from the Farmout Premises, by November 1, 2000, however, the terms of this Article 24 shall apply until replaced and superceded. Retroactive adjustments shall be made if required. Subject to Section 24.5, the terms for Processing shall include the following provisions:

                  24.4.1. Farmoutor agrees to provide Farmoutee with Processing capacity for Farmoutee's production from the Farmout Premises to the extent that excess processing capacity exists and until said excess capacity is needed for any other purpose, providing that, prior to restricting Farmoutee's access to any excess processing capacity, the Parties agree to meet in good faith and attempt to determine if any mutually acceptable options are available (e.g., purchase or leasing of capacity or facilities, etc.) that would allow Farmoutee to continue to access all or a portion of Farmoutor's excess processing capacity.

         In the event curtailment of Processing is required below capacity made available to Farmoutee at the time of hook-up, curtailments of sales volumes shall be made ratably between the Parties upstream of the constraint(s) or limitation(s) from which such curtailment arises and such curtailment shall be based on the capabilities of wells which are upstream of the constraint(s) or limitation(s) from which such curtailment arises. Such well capabilities shall be determined based upon equivalent barrels of production according to the most recent well tests. As used in this Agreement, six (6) MCF of natural gas shall be considered equivalent to one (1) barrel of oil or condensate when calculating equivalent barrels of production.

                  24.4.2. Said Processing capacity shall not be required to be provided to Farmoutee by Farmoutor in case of force majeure or in any instance where facilities costs are necessary to provide and guarantee said capacity and said costs would exceed $50,000.00 per instance of installation, repair, upgrade or modification, or if it becomes uneconomic for Farmoutor to continue to provide said capacity.

                  24.4.3. Farmoutee may, at its own cost and expense to be recovered through Payout without penalty, add facilities to ensure sufficient throughput capacity for the Earned Areas and/or the Farmout Well if Farmoutor approves any such additions or modifications on or to its facilities, equipment or piping. Farmoutor shall not unreasonably withhold such approval.

                  24.4.4. Notwithstanding the terms and conditions of the Operating Agreement and its Accounting Procedure, Farmoutor shall bear all costs and expenses of the Processing, except as expressly provided otherwise in this Section 24, and, as compensation for the Processing, Farmoutor shall charge to Farmoutee and Farmoutee shall pay the Processing Fees to Farmoutor defined under 24.6.

                  24.4.5. The Processing Fees are subject to annual escalation effective April 1st each year. The adjustment shall be computed by multiplying the Processing Fees then currently in use by the percentage increase recommended by COPAS each year. The adjusted Processing Fees shall be the Processing Fees currently in use, plus the computed adjustment. If any dispute arises over acceptance of any adjustment to the Processing Fees requested and if such dispute remains unresolved for one hundred twenty (120) days Farmoutor shall thereafter have the right to suspend the Processing until Farmoutee pays the Processing Fees in use prior to such dispute plus at least 75% of the disputed adjustment, and the Parties shall diligently strive to resolve such dispute in good faith as soon as possible.

                  24.4.6. The Processing Fees do include Farmoutor's extra overhead for performing and accounting for the Processing; provided, however, that Farmoutor's basic overhead as operator under the Accounting Procedure applicable to the Operating Agreement shall be an additional charge under the Operating Agreement.

                  24.4.7. The Processing Fees includes recovery of Farmoutor's existing investment in facilities, equipment and pipelines as of the Effective Date and no separate investment recovery charge shall be made against Farmoutee for same. The parties agree that no rights of ownership in or to Farmoutor's facilities or equipment or pipelines arise or are delivered with or by the payment of the Processing Fees by Farmoutee.

                  24.4.8. THE PROCESSING FEES DO NOT INCLUDE ANY COSTS AND EXPENSES OF ANY AND ALL ADVERSE EVENTS ARISING OUT OF THE PROCESSING AND ALL SUCH COSTS AND EXPENSES (INCLUDING BUT NOT LIMITED TO AWARDED DAMAGES, FINES, PENALTIES, JUDGMENTS AND COSTS OF DEFENSE) SHALL BE CHARGED TO THE WELL (OR EQUALLY TO EACH WELL) SERVED BY THE SPECIFIC PROCESSING OUT OF WHICH SUCH ADVERSE EVENT AROSE AND ALL SAID COSTS AND EXPENSES SO CHARGED TO SAID WELL OR WELLS SHALL BE PAID AND BORNE BY THE PARTIES IN PROPORTION TO THEIR OPERATING INTERESTS, OR PARTICIPATING INTERESTS IF DIFFERENT, IN SAID WELL OR WELLS. EACH PARTY SHALL BE GIVEN PROMPT BUT REASONABLE NOTICE UNDER THE CIRCUMSTANCES OF THE OCCURRENCE OF ANY AND ALL ADVERSE EVENT POTENTIALLY CHARGEABLE IN WHOLE OR PART TO SUCH PARTY AND EACH SUCH PARTY SHALL HAVE THE OPPORTUNITY TO PROMPTLY PARTICIPATE IN THE DEFENSE AND THE RESOLUTION OF SAME. NO SETTLEMENT OR COMPROMISE SHALL BE ENTERED INTO WHICH CAUSES ANY PARTY TO ASSUME OR BEAR ANY OBLIGATION OR MAKE ANY PAYMENT WITHOUT SUCH PARTY'S WRITTEN CONSENT. ADVERSE EVENTS, FOR THE PURPOSES OF THIS
         ARTICLE 24.4.8, ARE INTENDED TO COVER DEATHS, INJURIES, ILLNESSES, ACCIDENTS, FIRES, EXPLOSIONS, RUPTURES, SPILLS, POLLUTION, INSTANCES OF NON-COMPLIANCE, AND OTHER LIKE EVENTS AND THEIR INCURRED LOSSES AND DAMAGES.

                  24.4.9. The Processing Fees are based on Farmoutor's current practices and methods in place for processing its own production from the Farmout Premises through its existing facilities in a manner similar to the Processing and on current conditions assuming normal cost escalations under normal market conditions, all as of the Effective Date. Given the foregoing, the Farmoutor, under certain demonstrable economic hardships, shall have the option to notify Farmoutee of the particulars (including but not limited to the nature of the hardship and an estimate of the associated costs, expenses and economic circumstances supporting such claim), and enter into good faith negotiations to amend this Agreement to provide for continued Processing and to compensate Farmoutor for additional costs and expenses; however, in no event shall Farmoutor be entitled to recover more than Farmoutee's pro rata share of same given the ownership of the production benefiting, or to benefit, therefrom. If the Parties are unable to agree upon and enter into such a mutually acceptable amendment, each Party shall have the right to terminate performance of the Processing, irrespective of any other provisions hereof, by and upon six (6) month's prior written notice to the other Party; provided, however, any and all obligations accrued prior to such termination shall remain in force and effect until performed, fulfilled and satisfied. Those certain circumstances are as follows:

                  24.4.9.1. Additional costs and expenses are, or would have to be, incurred in order to bring the Processing into compliance with, or to modify the Processing as necessary to be in compliance with, applicable laws, orders, permits, rules, regulations and governmental requirements. Farmoutor considers the facilities, equipment, processes and methods to be utilized to perform the Processing to be in compliance with applicable laws, orders, rules, regulations and requirements existing as of the Effective Date, but the Farmoutor does not represent or warrant the same because of the volume and complexity of such laws, orders, rules, regulations and governmental requirements taken together with the varying interpretations within government and industry.

                  24.4.9.2. Additional costs and expenses are, or would have to be, incurred if treating of oil, condensate or produced water becomes necessary in the future in order to deliver Farmoutee's production to Chevron Pipe Line Company or other regulated common carrier pipelines and facilities. The Parties acknowledge that treating of oil, condensate and produced water are not included in the Processing or the Processing Fees.

                  24.4.9.3. Additional costs and expenses are, or would have to be, incurred in the event of any unusual fluctuation in a market or a change in the regulations causes or results in a greater than normal escalation of prices for chemicals, materials, goods, services and/or labor.

                  24.4.9.4. Additional costs and expenses are, or would have to be, incurred because the production is of an unfit quality for performance of the Processing through existing pipelines, facilities and equipment.

                  24.4.9.5. Additional costs and expenses in excess of $50,000 per occasion or situation are, or would have to be, incurred in order to mitigate or eliminate circumstances, arising after initial commencement of the Processing for reasons other than those itemized hereinabove, which prevent or limit performance of the Processing without further modifications, additions, installations, repairs, restorations and/or replacements of facilities, equipment or piping by the Farmoutor costing in excess of $50,000 per occasion or situation.

                  24.4.9.6. It becomes uneconomic for the Farmoutor to continue to perform the Processing.

                  24.4.10. Notwithstanding anything contained herein or elsewhere in this Agreement, if Farmoutor is rendered unable to perform the Processing or Farmoutee is rendered unable to deliver its production to Farmoutor for Processing by reason of, due to or to the extent of any laws, orders, permits, rules, regulations and requirements promulgated by any commission or governmental agency of the United States or of the State of Louisiana or subdivision thereof in which operations are being conducted, or any governmental demand or requisition, or of the action, judgment, or decree of any court of law, or floods, storms, lightning, earthquake, washouts, high water, fires, acts of God or public enemies, wars, blockades, epidemics, riots, insurrections, strikes, labor troubles, accidents, explosions, freezing of wells or facilities, bursting of pipes or vessels, breakdowns, repairs, modifications or installations of equipment, failures of manufacturers to deliver material or carriers to transport the same, or any similar cause, which forbids or prevents the performance of all or any part of such work or acts to be performed by any party or parties under Section 24.4 of this Agreement, such performance of the Processing or delivering of the Production to the Farmoutor for Processing shall be suspended for the period of continuance upon receipt of notice by the other party. It is, however, expressly agreed and understood that promptness of performance of the Processing is of the essence of the Processing and that reasonable efforts will be made to avoid delay or suspension of any work or acts to be performed under
         Section 24.4 of this Agreement; provided, however, neither Party shall be required to make any repairs, restorations, replacements, modifications, additions nor installations of facilities, equipment or piping costing in excess of $50,000 per occasion or situation nor to settle any labor dispute against its best interests in order to restore the Processing.

                  24.4.11. In the event that any facilities, equipment, piping or property in, on, upstream or downstream of the Farmout Premises are wholly or partially destroyed or damaged or become obsolete so as to render same unfit for performance or continuance of the Processing or are not replaced at the election of the Farmoutor, no party or parties to this Agreement shall be under any obligation to incur cost in excess of $50,000 per occasion or situation to repair or replace same or to continue performance or continuance of the Processing.

                  24.4.12. Farmoutee shall bear in kind its direct and reasonably allocated operating rights interest, or participating
         interest if    different, share of shrinkage, loss, fuel, including
         but not limited to compressor fuel, and emergency or temporary flare resulting from, consumed, released or lost by, during or in direct connection or association with the Processing. Farmoutee shall bear and pay Farmoutor at the NYMEX index price for the month the gas was consumed (or at the price provided for in Article 44, if Farmoutor has exercised its call rights) for any such natural gas so used on Farmoutee's behalf in the event that Farmoutee's produced natural gas volumes are insufficient to bear same in kind.

                  24.4.13. Gas and liquid hydrocarbon production and produced water from the Earned Areas shall be commingled with other production at facilities existing in or adjacent to the Farmout Premises for delivery to Chevron Pipe Line Company or other regulated common carrier pipelines and facilities for transportation to market and for further treating and handling.

                  24.4.14. Whether (a) paid and borne by Farmoutee (and/or its purchaser other than Farmoutor) or (b) paid by Farmoutor and billed to and paid by Farmoutee or deducted from Farmoutee's proceeds under this Agreement, Farmoutee (rather than Farmoutor) shall bear any and all cost of transportation and any treating charges or other charges or penalties incurred against Farmoutee or Farmoutee's share of production downstream of delivery to Chevron Pipe Line Company or other regulated common carrier pipelines and facilities.

                  24.4.15. Farmoutee and Farmoutor shall, proportionately, bear and be responsible for any increase in (or credited with any decrease to) Farmoutor's revenues caused by Farmoutee's share of production due to changes in the "per unit" price (inclusive of transportation costs) received by Farmoutor for its share of production as a result of the commingled processing and transportation of production from Farmout Wells and other production.

                  24.4.16. From time to time as necessary for prudent and efficient performance of the Processing, Farmoutor shall remove and dispose of sand, sediments and scale (hereafter "Sand") accumulating in the Farmoutor's equipment and piping as a result of performance of the Processing. Said removal and disposal shall be performed at the expense of the Parties hereto as allocated to the well (or equally to wells) served thereby since the date last cleaned out and in accordance with each Party's operating interest, or participating interest if different, in said well or wells. Notwithstanding the foregoing, removal and disposal of such Sand with non-exempt levels of naturally occurring radioactive material ("NORM") which requires removal, handling or disposal by methods more costly than removal, handling or disposal of Sand with exempt NORM levels shall be performed at the expense of the parties hereto as to the well (or equally to wells) served thereby since the date last cleaned out and in accordance with each Party's operating interest, or participating interest if different, from only said well or wells which produced Sand with such non-exempt levels of NORM. For purposes of this subsection, the terms "non-exempt" and "exempt" shall be used as defined under the provisions of La. Rev. State. 33.XV:1404.

                  24. 5 Commencing four (4) years after the Effective Date, each Party shall have the right to terminate Contract Operations by and upon six (6) month's prior written notice to the other Party; provided, however, that such matters shall thereafter be handled under the terms of this Agreement (less this Section 24) and the Operating Agreement, and further provided that any and all obligations accrued prior to such termination shall remain in force and effect until performed, fulfilled and satisfied.

                  24. 6 Processing and Processing Fees

         Subject to the further terms and limitations of Section 24 and the replacement of this Article 24.6 by the provisions of that certain contemplated Production Handling and Field Processing agreement referred to in Article 24.4, the Processing is the field handling and field processing of Farmoutee's production from the Earned Area through Farmoutor's facilities, equipment and pipelines existing as of the Effective Date in or adjacent to the Farmout Premises upstream of delivery to Chevron Pipe Line Company or other regulated common carrier pipelines and facilities, and without any additions, modifications or improvements thereto, all in a manner similar to the processing of Farmoutor's production from the Farmout Leases through same as of the Effective Date. The Processing and the Processing Fees do and shall not include any hydrocarbon or produced water transportation for which a tariff does or should apply.

         Subject to the further terms and limitations of Section 24 (including but not limited to subject to annual COPAS escalation pursuant to
         Section 24), the Processing Fees are as follows:

                  24.6.1. $.10/MSCFG for Farmoutee's share of high pressure natural gas production volumes processed through Farmoutor's existing or future facilities and $.15/MSCFG for Farmoutee's share of all low pressure natural gas requiring compression and processed through Farmoutor's existing or future facilities. Farmoutor's share of such high and low pressure natural gas volumes shall include, but not be limited to, Farmoutee's allocated share of gas lift gas, fuel and flare processed by the Processing through Farmoutor's existing or future facilities.

                  24.6.2. $.40/barrel for Farmoutee's share of all liquid hydrocarbons processed by the Processing through Farmoutor's existing or future facilities and

                  24.6.3. $.10/barrel of Farmoutee's share of water processed by the Processing through Farmoutor's existing or future facilities.

         24.7     CONTRACT OPERATIONS

         SUBJECT TO THE FURTHER TERMS AND LIMITATIONS OF SECTION 24, THE CONTRACT OPERATIONS ARE (i) NORMAL AND ROUTINE OPERATIONS AND MINOR MAINTENANCE, BUT LIMITED TO NORMAL AND ROUTINE OPERATIONS AND MINOR MAINTENANCE TYPICALLY AND ROUTINELY PERFORMED BY FARMOUTOR'S OPERATING PERSONNEL IN THE FIELD, OF EACH FARMOUT WELL AND ASSOCIATED PRODUCTION EQUIPMENT AFTER COMPLETION AND HOOK UP FOR PRODUCTION BY OR ON BEHALF OF FARMOUTEE INCLUDING, BUT NOT LIMITED TO, ROUTINE CHOKE CHANGES, ROUTINE WELL TESTS, ROUTINE WELL GAUGING, RELATED GAS AND LIQUID METER CALIBRATIONS, AND RELATED FIELD METERING SERVICES (LESS AND EXCEPT ANY DOWNHOLE WELL WORK AND LESS AND EXCEPT ANY WELLHEAD WORK OTHER THAN SAID ROUTINE CHOKE CHANGES AND GAUGING), (ii) MARINE AND AIR TRANSPORTATION FOR FARMOUTOR'S OPERATIONS PERSONNEL PERFORMING THE NORMAL AND ROUTINE OPERATIONS AND MINOR MAINTENANCE ITEMIZED IN ITEM
         (i) ABOVE, (iii) ADMINISTRATIVE WORK TYPICALLY DONE IN THE FIELD, AND
         (iv) FIELD SUPERVISION OF ITEMS (i) THROUGH (iii).

         24.8 CONTRACT FEE OR FEES

         SUBJECT TO THE FURTHER TERMS AND LIMITATIONS OF SECTION 24, THE CONTRACT FEE OR FEES ARE AS FOLLOWS:

                  24.8.1 $5,000.00 PER CALENDAR MONTH PER PRODUCING WELL, SUBJECT TO ANNUAL COPAS ESCALATION PURSUANT TO SECTION 7, FOR CONTRACT OPERATIONS OF EACH FARMOUT WELL PRODUCING FROM THE EARNED AREAS FOR ALL OR ANY PORTION OF SUCH APPLICABLE MONTH. $500.00 PER CALENDAR MONTH PER NON-PRODUCING WELL, SUBJECT TO ANNUAL COPAS ESCALATION PURSUANT TO
         SECTION 7, FOR CONTRACT OPERATIONS OF EACH FARMOUT WELL COMPLETED IN THE EARNED AREAS BY OR ON BEHALF OF FARMOUTEE PURSUANT TO THIS AGREEMENT, NON-PRODUCING FOR SUCH APPLICABLE MONTH, AND NOT PLUGGED AND ABANDONED (MEANING THE WELL ITSELF IS NOT ABANDONED AND PERMANENT CEMENT SURFACE PLUGS HAVE NOT BEEN SET) PRIOR TO THE END OF SUCH MONTH, EXCEPT THAT IN THE CASE OF EITHER (i) A FARMOUT WELL ON STRUCTURE HEREAFTER INSTALLED TO SERVE THE WELL OR (ii) A FARMOUT WELL ON A SINGLE WELL CAISSON, SAID FEE SHALL APPLY UNTIL THE WELL is PLUGGED AND ABANDONED, THE SURFACE LOCATION IS CLEARED, AND THE STRUCTURE OR CAISSON IS REMOVED.

         24.9 Notwithstanding anything contained herein or elsewhere in this Agreement, if Farmoutor is rendered unable to perform the Contract Operations by reason of, due to or to the extent of any laws, orders, permits, rules, regulations and requirements promulgated by any commission or governmental agency of the United States or of the State of Louisiana or subdivision thereof in which operations are being conducted, or any governmental demand or requisition, or of the action, judgment, or decree of any court of law, or floods, storms, lightning, earthquake, washouts, high water, fires, acts of God or public enemies, wars, blockades, epidemics, riots, insurrections, strikes, labor troubles, accidents, explosions, freezing of wells or facilities, bursting of pipes or vessels, breakdowns, repairs, modifications or installations of equipment, failures of manufacturers to deliver material or carriers to transport the same, or any similar cause, which forbids or prevents the performance of all or any part of such work or acts to be performed by Farmoutor under Section 7.3 of this Agreement, such performance of the Contract Operations shall be suspended for the period of continuance upon receipt of notice by the other party. It is, however, expressly agreed and understood that promptness of performance of the Contract Operations is of the essence of the Contract Operations and that reasonable efforts will be made to avoid delay or suspension of any work or acts to be performed under Section
                  7.3 of this Agreement; provided, however, Farmoutor shall not be required to incur costs in excess of $30,000 per occasion or situation nor to settle any labor dispute against its best interests in order to restore the Contract Operations.

         In the event that any facilities, equipment, piping or property in, on, upstream or downstream of the Farmout Area are wholly or partially destroyed or damaged or become obsolete so as to render same unfit for performance or continuance of the Contract Operations or are not replaced at the election of the Farmoutor, Farmoutor shall be under no obligation to incur costs or expenses in excess of $30,000 per occasion or situation to repair or replace same or to continue performance or continuance of the Contract Operations.

25.      OTHER AGREEMENTS.

This AGREEMENT will be and is accepted as subordinate and subject to and contingent upon the terms of any and all applicable oil and gas leases, applicable farmout agreements, joint operating agreements, workover agreements, joint venture, confidentiality, seismic license or other existing agreements and an anticipated third party caprock farmout agreement within the North Flank of Bay Marchand Block 2 Field, as of the date of this AGREEMENT.

26.      RENTALS, MINIMUM ROYALTIES AND ROYALTIES

Farmoutor shall be responsible to pay all rentals, minimum royalties and royalties due against any Farmout Lease and any production from the Farmout Premises. Should any party fail to bear its working interest share of such costs or obligations, such party shall immediately transfer to Farmoutor all right, title and interest in and to the Farmout Premises, free and clear of all cost, obligation and burden. Attached as Exhibit A is a list of Farmout Leases which describes all such rentals and minimum royalties associated with each Farmout Lease.

27.      PARTNERSHIP OR JOINT VENTURE

         Anything herein to the contrary notwithstanding, the transfer by Farmoutor of a portion of the Farmout Lease and interests therein, as hereinabove provided, shall be considered as a contribution of leasehold interests by Farmoutor to the pool of capital for the development of the mineral interests by the parties only. It is not the purpose or intention of this Agreement to create any partnership or mining partnership and neither this Agreement nor the operations hereunder shall be construed or considered as creating any such relation.

28.      TAX MATTERS

         As to all operations hereunder, the Parties elect not to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, Internal Revenue Code of 1986, as amended, as permitted and authorized by Article 761 of said Code and the regulations promulgated thereunder, and similar provisions of applicable state law. The tax partnership shall be governed by Exhibit E, attached hereto and made a part hereof for all purposes.

29.      INDEMNIFICATION.

As to and to the full extent of the operating rights interests and participating interests in costs, risks, liabilities and/or expenses held or assumed pursuant to this AGREEMENT, and any other costs, risks, liabilities and/or expenses which FARMOUTEE has agreed to bear pursuant to this AGREEMENT, FARMOUTEE agree to protect, defend, indemnify, and hold Farmoutor harmless from any and all claims, losses, and expenses (including and without limitation all costs, demands, damages, suits, judgments, liabilities, fines, penalties, damages, attorneys' fees, costs of defense and all causes of action of whatsoever nature or character) incurred by operation of Section 2702 of the Oil Pollution Act of 1990 ("OPS" 33 U.S.C. Sections 2710 et seq.) or arising in favor of any entity or person, including without limitation, FARMOUTEE its employees, agents, contractors, contractor's employees or otherwise, on account of illness, disease, bodily injury or death, property loss or damage, environmental damage or pollution in any way directly or indirectly arising out of or related to operations and/or activities contemplated and/or performed, including but not limited to acts or omissions, under this AGREEMENT or any agreement entered into pursuant to this AGREEMENT on or after the date of this AGREEMENT, even though caused by the negligence, fault or strict liability of Farmoutor, its employees, or contractor's accept to the extent caused by gross negligence or willful misconduct by Farmoutor or its employees. This indemnity extends to Farmoutor's parent and affiliated corporations, their directors, officers, employees, agents and contractors and their employees. In addition to these indemnities, EPL shall carry policies of insurance sufficient to cover all of risks undertaken under the AGREEMENT, including contractual indemnity and naming and waiving Farmoutor as an additional assured under all such policies taken from insurers acceptable to Farmoutor. If EPL and WAL both proceed to Phase II, EPL and WAL shall be solidarily liable to Farmoutor for the indemnification provisions of this paragraph.

30.      COMPLIANCE

All operations performed by Farmoutee, including but not limited to its employees, agents or contractor(s), pursuant to this Agreement shall be conducted in accordance with all the terms, provisions, and conditions of the Farmout Lease and in compliance with all applicable laws, rules, regulations and permits of state and federal governments, or any agency thereof. Without limiting the generality of the foregoing, Farmoutee shall comply with all provisions of Sections 202 (1) through (7), inclusive, of Executive Order 11246, as revised, and the other requirements set forth in Exhibit "D", attached hereto and made a part hereof for all purposes.

Farmoutor and Farmoutee agree that EPL is obligated to perform or cause the performance of its operations in a diligent, skillful and workmanlike manner, using equipment in good working order and fully trained personnel capable of carrying out, safely and prudently, the operations of EPL, however the parties agree that any acts or incidences of noncompliance with any law or regulatory scheme are and remain the primary responsibility of the well operator. Farmoutee agrees to timely and fully address or resolve, under reasonable commercial terms, if required, any safety or compliance concerns, legitimately and in good faith, raised by Farmoutor, regarding the operations of or by or for EPL.

31.      INSURANCE

         31.1     PROVISION OF CERTIFICATE

                  Farmoutee shall secure and maintain ample and adequate insurance protection as determined by Farmoutor in its sole discretion against all risks occasioned by its operations hereunder. Farmoutee shall commence no operations hereunder before Farmoutor receives from Farmoutee's insurer a "Certificate of Insurance". Said certificate shall describe the type, policy, limits, deductibles, and period of coverage of the policy, and shall state the party insured by Farmoutee's insurance.

         31.2     SPECIFIC INSURANCE OF FARMOUT RISKS

                  Farmoutee agrees to require its insurer to insert a provision in any policy included in the Certificate of Insurance specified in
         Section 31.1 to cover all of the obligations assumed by Farmoutee hereunder, including contractual indemnity.

32.      OIL POLLUTION ACT OF 1990

Farmoutee shall be responsible for and shall defend, indemnify and hold Farmoutor harmless from any and all liability, claims, fines, penalties, causes of action and damages incurred by operation of Section 2702 of the Oil Pollution Act of 1990 ("OPA" 33 U.S.C. Sections 2710 et seq.) in any way, directly or indirectly arising out of or resulting from Farmoutee's conduct of operations under this Agreement.

33.      PRIOR OBLIGATIONS MAINTAINED

The termination of this Agreement, or the retransfer of interests held or earned by Farmoutee, in whole or in part, for any reason whatsoever, shall not relieve Farmoutee of any obligation heretofore incurred or which may subsequently occur as a result of its acceptance of this Agreement, any operations hereunder, or the noncompliance with any of the provisions of this Agreement. Farmoutee hereby undertakes and agrees to indemnify Farmoutor and to hold Farmoutor free and harmless from and against any obligation or liability incurred by Farmoutee pursuant to the terms of this Agreement.

34:      NO LIENS OR ENCUMBRANCES

Farmoutee agrees to maintain the Farmout Lease, the lease premises, the well(s), and all permanently installed equipment used in connection with its operations hereunder free of debts, charges, liens, or other encumbrances.

35.      PAYMENT OF DEBTS, CHARGES

Farmoutee agrees to pay or satisfy all such debts and charges incurred in its operations hereunder within thirty (30) days after such become due and payable.

36.      BREACH

Anything herein to the contrary notwithstanding, any failure by Farmoutee to comply with any obligation hereunder shall be considered an active and material breach of this Agreement, and in the event of any such failure Farmoutor shall notify Farmoutee in writing of such failure and, unless remedied within thirty
(30) days, Farmoutor may terminate this Agreement in whole or in part by notifying Farmoutee in writing of such termination, without prior notice or demand being made upon Farmoutee and without the necessity of placing Farmoutee in default; provided, however, the failure by Farmoutor to exercise at any time or from time to time such right of termination shall not effect a waiver of any breach or of Farmoutor's right subsequently to terminate this Agreement.

37:      RIGHTS AND REMEDIES

Except for the liquidated damages and termination provisions of this Agreement for the failure of Farmoutee to drill obligation wells, no other provision shall be construed as limiting Farmoutor's right and remedies (including damages or specific performance) for matters other than the drilling of the obligation wells.

38.      NO WAIVER

Farmoutor's failure to enforce any of the provisions of this Agreement shall not effect a waiver of any violation thereof nor preclude enforcement of that or any other provisions hereof at that or any other time.

39.      AUDIT RIGHTS

On written notice, each party may examine, during normal business hours, the accounts and records of the other party related to activities under this Agreement for any calendar year to verify said parties compliance with the financial obligations assumed in this Agreement. Such examinations shall be made directly by the party requesting same at its expense or through an independent accounting firm of the electing parties choice retained at its expense. If performed, the party shall commence its audit of the accounts and records generated pursuant to this Agreement (including but not limited to the audit of the production and sales of all hydrocarbons received from or as a result of the property) within twenty-four (24) months from the end of the calendar year subject to such audit.

40.      FURTHER ASSIGNMENTS

         40.1     SUCCESSORS AND ASSIGNS; ASSIGNABILITY

         This Agreement, and the transfer or retransfer of an interest in and to the Farmout Premises as herein provided, shall inure to the benefit of and be binding upon the heirs, successors, sublessees, and assigns of the parties hereto; provided, however, Farmoutee may not transfer, assign, or sublease, in whole or in part, its interest in this Agreement or in its interests earned in the Farmout Premises without Farmoutor's prior written consent. Any transferee, assignee, or sublessee shall agree in writing to be bound by all of the terms and provisions contained in this Agreement and shall assume all duties and obligations set forth in and arising from this Agreement, and any such transfer, assignment, or sublease shall so provide, provided such assignment shall not relieve Farmoutee of any of its obligations and duties under this Agreement or under the Farmout Lease, and Farmoutor shall look solely to Farmoutee for the performance of obligations and duties under this Agreement.

         40.2     APPOINTMENT OF AGENT

         If at any time the interest of Farmoutor or Farmoutee is divided among or is assigned to and owned by three or more co-owners or an entity in which equity ownership is held by three or more co-owners, any party hereto may, at its discretion, require such co-owners to designate in writing a trustee, mandatary or agent with full authority and all rights necessary to settle, compromise, dismiss, or release on behalf of such co-owners any loss, expense, claim, damage, penalty, fine, lawsuit, or similar matter arising from operations hereunder, including full authority to act for all said co-owners as insureds under or with respect to any policy of insurance relevant to such matters.

41.      NOTICES

Except as otherwise herein provided, any notice required hereunder shall be addressed to the parties hereto as follows:

                  Chevron U.S.A. Inc.
                  Attention: Land Manager
                  935 Gravier Street
                  New Orleans, LA 70112
                  Telephone: 504-592-6356
                  Fax: 504-592-6745

                  Energy Partners, Ltd.
                  201 St. Charles Avenue, Suite 3400
                  New Orleans, LA 70170
                  Attention: Mr. L. Keith Vincent

                  Wheless Anderson L.L.C.
                  333 Texas Street
                  Shreveport, LA 71101
                  Attention: Mr. R. E. Bounds, Jr.

42.      NO PLEDGES

This Agreement and any interest or right earned hereunder shall not be made subject to mortgage, pledge, or hypothecation by Farmoutee in any manner whatsoever, without the prior written consent of Farmoutor. Any such action shall constitute a serious breach of this Agreement and subject the offending party to all rights or remedies at the disposal of Farmoutor, including specific performance to remove such burden.

43.      AMENDMENTS

This Agreement shall not be modified or amended except by mutual Agreement of the parties in writing, and no action or failure to act on the part of either party hereto shall be construed as a modification or amendment to. or a waiver of, any of the provisions of this Agreement.

44.      CALL ON PRODUCTION

         44.1 Reservation of Call

         Farmoutor hereby reserves the option (hereinafter referred to as Farmoutor's call on production) to purchase or designate the purchaser of all or any part of Farmoutee's share of the oil and gas, or either of them separately, which may be produced from the Farmout Premises or attributed or allocated to the Farmout Premises under any unitization, pooling, or similar agreement (the "Callable Production," also sometimes referred to as "Callable Gas Production" or "Callable Oil Production"). Farmoutor shall have the right to exercise its call on production as provided herein at any time and from time to time during the life of the oil and gas lease(s) or other interest(s) assigned pursuant to this Agreement. As to Callable Gas Production, Farmoutor or its designee shall have the right to purchase the full stream of gas at or near the wellhead, if the gas is not processed, or the residue gas at the tailgate of the applicable processing plant, if the gas is to be processed. During any period when Farmoutor is exercising its right to purchase or designate the purchaser of Farmoutee's Callable Oil Production, Farmoutor also reserves the right to designate the transporter of such Callable Oil Production.

         44.2 Notification

         Farmoutee shall notify Farmoutor as soon as possible following a determination by Farmoutee that Farmoutee will have Callable Production available for sale. Such notice shall include Farmoutee's best estimate as to the quantity and quality of Callable Production that will be available and the location at which Farmoutee proposes to sell such production. Notices pertaining to Farmoutor's call on production shall be addressed as follows, unless Farmoutor has provided Farmoutee written notice of a change of address for call on production notices:

--------------------------------------------------------------------------------
For Natural Gas Production               For Oil Production
--------------------------------------------------------------------------------
Chevron U.S.A. Inc.                      Chevron U.S.A. Inc.
Attention: Land Manager                  Chevron Products Company
935 Gravier Street                       Crude Marketing Division
New Orleans, LA 70112                    Attention: Call On Production Notices
Facsimile: (504) 592-6356                P.O. Box 3976
                                         Houston, TX 77253-3976
With a copy to:                          Facsimile: (713) 754-2441

Chevron U.S.A. Inc.                      With a copy to:
Attention: Call On Production Notices
Midstream Unit                           Chevron U.S.A. Inc.
P.O. Box 2100                            Attention: Land Manager
Houston, TX 77252-2100                   935 Gravier Street
Facsimile: (713) 754-2536                New Orleans, LA 70112
                                         Facsimile: 504 592-6356
--------------------------------------------------------------------------------


         44.3 Details of Notification Procedure and Determination of Price Applicable to Callable Gas Production-

         Farmoutee may include in its notice of the availability of Callable Gas Production a request for an offer by Farmoutor or Farmoutor's designee to purchase the Callable Gas Production, or Farmoutee may submit a bona fide offer from a third party that Farmoutee is willing to accept and offer Farmoutor or Farmoutor's designee an opportunity to match such bona fide third party offer and purchase the Callable Gas Production on the same terms.

         If Farmoutor elects to purchase or designate the purchaser of the Callable Oil Production, the price shall be determined using the first of the following methods which is available on the date the oil is purchased: (1) Farmoutor's posted price for oil of like gravity and quality in the field where the oil is produced, (2) the average of the prices posted by others in the same field for oil of like gravity and quality, or (3) a price specified by Farmoutor or its designated purchaser which represents the reasonable value of the oil in question.

         Notwithstanding the foregoing, if at any time while Farmoutor is not exercising its call on oil production Farmoutee receives a bona fide third party offer, which Farmoutee is willing to accept, to purchase Farmoutee's Callable Oil Production from the Subject Property for a term longer than one month, Farmoutee may submit such-offer to Farmoutor and request that Farmoutor either match such offer or waive its call on oil production for the term necessary to allow Farmoutee to accept such offer. Farmoutor shall exercise its right to match such an offer within 30 days after receipt of the offer from Farmoutee or Farmoutor shall be deemed to have waived its right as to that particular offer. If Farmoutor waives its right to match an offer and Farmoutee does not enter into a contract based on that offer, then Farmoutor's call on production shall remain in effect and Farmoutor shall have the same rights as to any subsequent offer received by Farmoutee.

         CALL ON OIL

         44.4. Initial Exercise

         With respect to "crude oil" as hereinafter defined, Farmoutee shall give thirty (30) days' written notice to Farmoutor of Farmoutee's anticipated date of first production. Upon receipt of such notice Farmoutor shall have the option to purchase Farmoutee's share of the crude oil (the term "crude oil" as used herein shall include condensate and other liquid hydrocarbons) produced from or attributable to the Earned Areas for a period of three (3) years commencing the date of first production. Within ten (10) days of the anticipated date of first production, Farmoutor shall inform Farmoutee whether it will purchase Farmoutee's share of crude oil. Should Farmoutor elect not to purchase Farmoutee's share of crude oil hereunder, Farmoutor reserves the option, exercisable at the time of its election not to purchase for its own account, and exercisable in accordance with the terms of this
         Section 14, to designate, the person, firm, or corporation to which such crude oil shall be sold. Only after Farmoutee has so notified Farmoutor and Farmoutor has elected not to purchase such crude oil or to designate a purchaser therefor, can Farmoutee dispose of any crude oil produced from or attributable to the Earned Areas.

         44.5. Pricing

         With respect to crude oil, Farmoutor, or its designated purchaser, shall pay for Farmoutee's share of crude oil the posted price per barrel in the field or at the first pipeline terminal to which such production is transported, less the cost of transportation to such terminal and any treating charges or any other charges incurred against Farmoutee's share of production at such terminal or downstream of delivery to Chevron Pipe Line Company or other regulated common carrier pipelines and facilities for transportation to market and for further treating and handling that have riot otherwise been borne or paid by Farmoutee. The posted price in the field or at the terminal shall mean the average of the three highest POSTED prices being paid in the area by crude oil purchasers for crude oil of like quantity and quality.

         44.6. Subsequent Exercise Of Call

                  44.6.1. Subsequent Periods

         Farmoutor or its designated purchaser shall also have the option to purchase Farmoutee's share of crude oil for successive additional periods of three (3) years each, the first of which shall commence at the end of the initial three-year period referred to in this Section
         14. Farmoutor shall inform Farmoutee at least three (3) months in advance of the commencement of any three-year period following the initial period whether Farmoutor, or a purchaser designated by Farmoutor, will purchase Farmoutor's proportionate share of Farmoutee's share of crude oil during such three-year period.

                  44.6.2. Price for Subsequent Periods

         The price provisions applicable under this Section 44 to the initial three-year period shall be applicable to subsequent three-year periods.

                  44.6.3. No One-Time Election

         Farmoutor's election for any reason not to purchase Farmoutee's share of crude oil during any three-year period, or not to designate a purchaser for such share of crude oil during any three-year period, shall not affect Farmoutor's option to purchase or to designate a purchaser for subsequent three-year periods.

         44.7. Separate Disposition If No Call

         During any three-year period in which Farmoutor or its designated purchaser is not purchasing Farmoutee's share of crude oil produced from the Earned Areas, Farmoutee shall be obligated to take in kind or separately dispose of its share of such crude oil and shall bear all costs and expenses of doing so. If and so long as Farmoutee fails to take in kind or separately dispose of its share of crude oil, Farmoutor may dispose of Farmoutee's share of crude oil at the best price obtainable (not to exceed the price Farmoutor receives for its own production from the Earned Areas) and at Farmoutee's sole risk, cost, and expense. Farmoutee shall be bound by delivery obligations incurred by Farmoutor for such purpose; however, any contract made by Farmoutor for the sale of Farmoutee's share of crude oil shall bear a term no longer than is commensurate with the minimum needs of the industry under the circumstances and in no event for a term exceeding one (1) year.

         44.8. Disposition of Farmoutor's Share

         Farmoutor shall have the right to take in kind and separately dispose of its share of oil produced from or attributable to the Earned Areas.

         44.9. Severance Taxes

         Farmoutee shall bear any severance taxes owing on its share of production.

         44.10. Subsidiaries and Affiliates

         This Section 44 shall include and apply separately to not only Farmoutor but also any one of its subsidiaries or affiliates.

         CALL ON GAS

         44.11.1. Exercise

         With respect to natural gas, Farmoutee shall notify Farmoutor in writing immediately upon the receipt from a responsible third party of a bona fide offer to purchase any natural gas owned by Farmoutee in the Earned Areas. Prior to Farmoutee's completing a sale of such natural gas to said third party, Farmoutor will have the option of purchasing Farmoutee's share of such natural gas, or of designating a purchaser for such sale of gas from Farmoutee, on overall terms and conditions as favorable as those set out in the offer from said third party, by notifying Farmoutee in writing within ten (10) days after receiving Farmoutee's notice of Farmoutor's desire to purchase such natural gas, or identifying the purchaser designated by Farmoutor. Failure by such Farmoutor to give such written notice to Farmoutee within the aforesaid ten (10) day period will be considered an election by such Farmoutor not to purchase and not to designate a purchaser for such gas. If, however, Farmoutor timely elects to purchase Farmoutee's share of such natural gas or to designate a purchaser therefor, Farmoutor or its designated purchaser will, as soon as possible thereafter, enter into a gas purchase contract with Farmoutee on terms and conditions as favorable as those set out in the offer from said third party. Farmoutee shall not be required to give Farmoutor notice if Farmoutee's natural gas is being sold on the spot market in a contract for a term of forty-five (45) days or less.

         44.11.2. Disposition If No Call

         If Farmoutor elects not to purchase Farmoutee's share of natural gas, and elects not to designate a purchaser therefor, Farmoutee may then enter into a gas purchase contract with said third party on terms and conditions no more favorable to said third party than those submitted by Farmoutee to Farmoutor. However, if Farmoutee does not execute a gas purchase contract with said third party within one hundred and twenty (120) days after Farmoutor's election not to purchase, Farmoutor's prior rights to purchase such natural gas from Farmoutee, or to designate a purchaser for such gas, will be reinstated.

         44.11.3. Farmoutor's Offer To Purchase

         At any time prior to receiving written notice from Farmoutee that Farmoutee has received from a responsible third party a bona fide contract offer, Farmoutor or its designated purchaser may submit to Farmoutee in writing an offer to purchase Farmoutee's share of such natural gas. Within ten (10) days after receipt of Farmoutor's or its designated purchaser's offer, Farmoutee may either accept Farmoutor's or its designated purchaser's offer to purchase, in which event Farmoutee and Farmoutor or its designated purchaser will enter into a gas purchase contract embodying the terms and conditions of said offer; or confer with Farmoutor or its designated purchaser in order to negotiate the terms and conditions of the purchase of such natural gas by Farmoutor or its designated purchaser. If such terms and conditions cannot be agreed upon within the aforesaid ten (10) day period, Farmoutee may thereafter dispose of its share of the natural gas after submitting to Farmoutor any bona fide offer from a responsible third party in accordance with this Section 44.

         44.11.4. Subsequent Elections

         Upon termination of the primary term of any gas purchase contract consummated under the applicable provisions of this Section 13, Farmoutor's right to purchase Farmoutee's share of any remaining natural gas reserves within the dedicated zone and area of such gas purchase contract, or to designate a purchaser therefor, will be automatically reinstated and both the Farmoutee and the Farmoutor will be subject to the provisions of this Section 44.

         44.11.5. Disposition of Farmoutor's Share

         Farmoutor shall have the right to take in kind and separately dispose of its share of gas produced from or attributable to the Earned Areas.

         44.11.6. Severance Taxes

         Farmoutee shall bear any severance taxes owing on its share of production.

         44.11.7. Subsidiaries and Affiliates

         This Section 44 shall include and apply separately to not only Farmoutor but also to any one of its subsidiaries or affiliates.

45.      GAS PLANT PROCESSING

         Farmoutor's interest in the property covered by this Agreement is subject to that certain Natural Gas Processing Agreement - Gulf of Mexico, effective September 1,1996, between Farmoutor and Warren Petroleum Company (now called "Dynegy Midstream Services, Limited Partnership") (the "Chevron GPA"). Upon or immediately following any assignment to Farmoutee under this Agreement, Farmoutee shall enter into a separate Natural Gas Processing Agreement with Dynegy Midstream Services, Limited Partnership, covering the interest assigned to Farmoutee hereunder and containing terms and provisions similar to those in the Chevron GPA.

46.      PLURALS AND HEADINGS

         The headings and table of contents used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement. Reference to the plural form of a noun, pronoun, or verb shall, whenever appropriate, be deemed to include the singular form, and vice versa.

47.      TERM

         This Agreement shall be effective from May 3. 2000, if fully executed prior to August 21, 2000 and shall remain in force and effect for so long as any of the Farmout Wells is yet to be abandoned and a final accounting for all costs has been made. This Agreement shall run contemporaneously with the operating agreement but any conflict between this Agreement and the operating agreement shall be resolved in favor of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by each party on the date of the acknowledgment of its signature below.

FARMOUTOR:                               FARMOUTEE:

CHEVRON U.S.A. INC.                      ENERGY PARTNERS, LTD.

BY: /s/ J. G. LARRE                      BY: /s/ L. KEITH VINCENT
   -----------------------------             ---------------------------

TITLE: Assistant Secretary               TITLE: Vice President Land
      --------------------------               -------------------------

                                         WHELESS ANDERSON L.L.C.

                                         BY: /s/ R.E. BOUNDE, JR.
                                             ---------------------------

                                         TITLE: VICE PRESIDENT
                                               -------------------------
                                                Anderson Oil & Gas, Inc.
                                                Manager

STATE OF LOUISIANA
PARISH OF ORLEANS

         On this 23rd day of August, 2000, before me appeared I. M. Tarre, to me personally known, who, being by me duly sworn, did say that he is an Assistant Secretary of CHEVRON U.S.A. INC., a Pennsylvania corporation, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date herein above written.

                                               /s/ WITNESS
                                              -------------------------
                                              Notary Public in and for
                                              Orleans Parish, LA

My commission expires at death.


STATE OF LOUISIANA
PARISH OF ORLEANS

         On this 24th day of AUGUST, 2000 before me appeared L. Keith Vincent to me personally known, who, being by me duly sworn, did say that he is the VICE PRESIDENT of Energy Partners, Ltd. a Delaware corporation, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date herein above written.

                                               /s/ WITNESS
                                               -------------------------
                                               Notary Public in and for
                                               Orleans Parish, LA

My commission expires at death.


STATE OF LOUISIANA
PARISH OF ORLEANS

         On this 24th day of August, 2000 before me appeared R. E. Bounds, Jr. to me personally known, who, being by me duly sworn, did say that he is the Vice President of Wheless-Andersen, L.L.C. a Louisiana LLC, and that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged that he executed the same as the free act and deed of said corporation.

         IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date herein above written.

                                               /s/ WITNESS
                                               -------------------------
                                               Notary Public in and for
                                               Orleans Parish, LA

My commission expires at death.



28